Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ENNIS, INC.,

CASCADIA MERGER SUB, INC.,

CASCADIA MERGER SUB II LLC

WRIGHT BUSINESS FORMS, INC.,

THE SHAREHOLDERS

OF WRIGHT BUSINESS FORMS, INC.,

for the limited purposes set forth herein,

NCF CORPORATION,

as the sole trustee for the NCF Charitable Trust

and

JAMES T. WRIGHT,

as representative of the Sellers

Dated July 16, 2018

-i-

Table of Contents

(continued)

ii

Table of Contents

(continued)

EXHIBIT A – Sample Closing Working Capital Statement

EXHIBIT B – Articles of Merger

EXHIBIT C – Escrow Agreement

EXHIBIT D – LLC Sub Merger Agreement

EXHIBIT E – Daniel C. Adkison Noncompetition Agreement

EXHIBIT F – Stephan Lutter Noncompetition Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 16, 2018, by and among Ennis, Inc., a Texas corporation (“Parent”), Cascadia Merger Sub, Inc., an Oregon corporation (“Merger Sub”), Cascadia Merger Sub II LLC, an Oregon limited liability company (“LLC Sub”), Wright Business Forms, Inc., an Oregon corporation (the “Company”), solely for the limited purposes set forth in Section 12.17, NCF Corporation, a Florida corporation, as the sole trustee for the NCF Charitable Trust (the “Charitable Seller), each of the other shareholders of the Company listed on the signature pages hereto (together with the Charitable Seller, individually, a “Seller”, and collectively, the “Sellers”), and James T. Wright, an individual resident of the state of Oregon, in his capacity as (i) representative of the Sellers and (ii) purchaser representative for the Non-Accredited Investor Sellers for purposes of Regulation D under the Securities Act.

RECITALS

WHEREAS, the Sellers collectively own beneficially and of record all of the outstanding shares of Common Stock (as defined below);

WHEREAS, Parent desires to acquire the Company and has formed Merger Sub for the purpose of merging it with and into the Company (the “Merger”), with the Company continuing as the corporation surviving the Merger;

WHEREAS, Parent and the Company have determined that immediately after the effectiveness of the Merger, the Company shall be merged with and into LLC Sub, a wholly-owned subsidiary of Parent (such merger being referred to herein as the “LLC Sub Merger”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct wholly-owned subsidiary of Parent;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that (i) the Merger and the LLC Sub Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, (ii) the Merger and the LLC Merger, taken together, qualify as a “reorganization” described in Section 368(a)(1)(A) of the Code and (iii) this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, pursuant to the Oregon Business Corporation Act (the “Act”): (i) the board of directors and shareholders of each of Merger Sub and the Company has by sufficient consents adopted resolutions approving this Agreement and declaring it advisable and recommending this Agreement to their respective shareholders and (ii) this Agreement, having been so approved, has been executed and acknowledged by each constituent corporation and has been approved by written consent by the shareholders thereof entitled to vote for its approval and adoption;

WHEREAS. the board of directors of Parent has by written consent adopted resolutions approving this Agreement and, having been so approved, this Agreement has been executed and acknowledged by Parent; and

WHEREAS, Parent and the Sellers shall enter into the Escrow Agreement (as defined herein), pursuant to which Parent shall deposit the Escrow Amount, which amount shall be credited against the Base Purchase Price as set forth in Section 2.3.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” means in accordance with GAAP, consistently applied, using the same accounting methods, principles, practices, procedures and estimation methodologies used in and on a basis consistent with those applied by the Company in preparing its consolidated reviewed financial statements (including calculating accounting reserves, accruals and write-offs in accordance with the same methodology used to calculate such reserves, accruals and write-offs in preparation of the Company’s consolidated audited financial statements).

“Act” has the meaning set forth in the recitals.

“Accredited Investor Seller” has the meaning set forth in Section 4.6(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adkison Noncompetition Agreement” means the Noncompetition Agreement among Parent, the Surviving Corporation and Daniel C. Adkison in the form of Exhibit E hereto.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated, consolidated, combined, unitary or similar group within the meaning of Section 1504(a) of the Code or any applicable state, local, or non-U.S. Law.

“Agreement” has the meaning set forth in the preamble.

“Articles of Incorporation” means the Company’s Certificate of Incorporation as in effect from time to time.

“Articles of Merger” has the meaning set forth in Section 2.1(b).

“Base Purchase Price” means (i) the Base Cash Purchase Price, plus (ii) the Base Equity Purchase Price.

“Base Cash Purchase Price” means $21,450,000.00.

“Base Equity Purchase Price” means $17,550,000.00.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Dallas, Texas are open for the general transaction of business.

“Cash and Cash Equivalents” means, as of immediately prior to the Closing, the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including, without limitation, all bank account balances, marketable securities, short term investments and certificates of deposit) of the Company and its Subsidiaries; provided that cash and cash equivalents received through 11:59 p.m., Dallas time, (including cash in transit, such as wires or checks received through 11:59 p.m., Dallas time) on the day immediately preceding the Closing Date in the Company’s or any of its Subsidiaries’ bank accounts or lockbox accounts on the Closing Date or otherwise received, or other items otherwise convertible into cash (including but not limited to checks deposited but not cleared), in each case, through 11:59 p.m., Dallas time, on the day immediately preceding the Closing Date) shall be included as Cash and Cash Equivalents; provided, however, for the avoidance of doubt Cash and Cash Equivalents shall be reduced by checks written against the Company’s or any of its Subsidiaries’ accounts and not yet cleared.

“Certificates” means the outstanding certificates which immediately prior to the Closing represent shares of Common Stock.

“Charitable Seller” has the meaning set forth in the preamble.

“Claim” has the meaning set forth in Section 11.1(a)(iii).

“Claim Notice” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Cash Consideration” means an amount equal to: (a) (i) the Initial Purchase Price, minus (ii) the Escrow Amount, multiplied by (b) fifty-five percent (55%).

“Closing Consideration” means an amount equal to the Closing Cash Consideration plus the Closing Equity Consideration.

“Closing Equity Consideration” means an amount equal to: (a) (i) the Initial Purchase Price, minus (ii) the Escrow Amount, if any, multiplied by (b) forty-five percent (45%).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Closing Working Capital” means, with respect to the Company on a consolidated basis with its Subsidiaries, (i) Current Assets (as reported on the Company Financial Statements), other than Cash and Cash Equivalents; provided, that Current Assets shall include an amount of cash agreed upon by Parent and the Company sufficient to cover (1) all obligations of the Company and its Subsidiaries owed as of the Closing Date with respects to checks written against any of the Company’s or any of its Subsidiaries’ bank accounts and (2) all prepaid deposits not otherwise securing accounts receivable and other credits with right of offset received from any customer or any other third party that have not been offset as of the Closing); less (ii) Current Liabilities (as reported on the Company Financial Statements), other than notes payable and the current portion of long-term debt, in each case as determined as of the close of business on the Closing Date and in accordance with the Accounting Principles.  For the avoidance of doubt, Closing Working Capital shall include only those line items included in the Sample Closing Working Capital Statement.  For the avoidance of doubt, while Income Tax Receivable and Tax payables are included in the calculation of Closing Working Capital, the parties agree the Seller has the sole right to the Income Tax Receivable and the Sellers have the sole responsibility with respect to any Tax payables in respect of any period ending on or before the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, no par value per share, of the Company.

“Company” has the meaning set forth in the preamble (For “Companies” see the definition of Subsidiary, below).

“Company Benefit Plan” has the meaning set forth in Section 3.13(a).

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Intellectual Property Rights” means Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Conclusive Final Closing Statement” has the meaning set forth in Section 2.4(e).

“Continuing Employees” has the meaning set forth in Section 6.4(a).

“Contracts” has the meaning set forth in Section 3.15.

“DCA” has the meaning set forth in Section 12.16(a).

“Disputed Amount Range” has the meaning set forth in Section 2.4(c).

“Disputed Items” has the meaning set forth in Section 2.4(b).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Environment” means the system of natural and artificial or man induced elements such as air (including air in buildings and natural or man-made structures below or above ground), water, surface water, groundwater and any and all sources of water of whatever jurisdiction (including without limitation water under or within land or in drains and sewers and coastal and inland waters and water bodies), land (including soil whether at or below surface) wetland, sediment, soil, subsoil or subsurface strata, and any and all natural resources, forestry resources, habitat, ecosystems, florae and fauna, and in general the environment as defined in Environmental Laws.

“Environmental Claim” means any Action, Order, lien, fine, penalty, administrative proceeding, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, clean-up, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all applicable federal, state and local statutes, regulations and ordinances having the force or effect of law concerning pollution or protection of the environment.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any permit, clearance, consent, waiver, or exemption, required under or issued, granted, given, authorized by or made by a Governmental Authority pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (other than the Company or any of its Subsidiaries) that is considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.3(c)(vi)(A).

“Escrow Agent” means Citibank, National Association, the fees of which shall be split one half to the Sellers and one half Parent.

“Escrow Agreement” has the meaning set forth in Section 2.3(c)(vi)(A).

“Escrow Amount” has the meaning set forth in Section 2.3(c)(vi)(A).

“Escrow Funds” has the meaning set forth in Section 2.3(c)(vi)(A).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Working Capital” has the meaning set forth in Section 2.2(a).

“Expense Funds” has the meaning set forth in Section 11.1(b).

“Final Adjustment Payment” has the meaning set forth in Section 2.4(f).

“Final Closing Statement” has the meaning set forth in Section 2.4(a).

“Final Escrow Funds Distribution Date” has the meaning set forth in Section 8.8(b).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any quasi-governmental entity established to perform any of such functions, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Consents” has the meaning set forth in Section 3.4.

“Hazardous Substances” shall mean hazardous or toxic substances or materials, hazardous wastes, pollutants or contaminants as said terms are defined by Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including, without limitation, petroleum or petroleum constituents, friable asbestos-containing material or polychlorinated biphenyls.

“Income Tax” means any Tax (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, any corporate franchise and occupation Tax) if such Tax is primarily based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

“Income Tax Receivable” means an amount equal to $640,000 included in the Company Financial Statements as Refundable Income Taxes, which amount represents a refund of income Taxes payable to the Company in respect of the Company’s Tax Return for the fiscal year ended March 31, 2018.

“Indebtedness” means, collectively, with respect to the Company and its Subsidiaries, without duplication, the outstanding principal amount and accrued and unpaid interest on and other payment obligations (other than contingent obligations not yet owing as of the Closing) in respect of indebtedness for borrowed money, capital leases and accrued and unpaid Taxes to the extent not included in Closing Working Capital and any other obligations properly classified as indebtedness in accordance with the Accounting Principles; provided that Indebtedness shall not include: (i) any amount of indebtedness or obligations owed, owing or payable by any Subsidiary to either any other Subsidiary or the Company, or by the Company to any Subsidiary; (ii) any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses payable in connection with any indebtedness or obligations that will not become due, payable or paid (in each case, whether at maturity, acceleration or otherwise) in connection with or as a result of the transactions contemplated by this Agreement (whether before or after the Closing); (iii) any indebtedness or obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by any Person in the ordinary course of business against insufficient funds, or in respect of netting services, overdraft protections, the endorsement of instruments or otherwise in connection with customary deposit accounts; (iv) any indebtedness or obligations in respect of workers’ compensation claims, health, disability or other employee benefits; property casualty or liability insurance; take-or-pay obligations in supply arrangements; self-insurance obligations; performance, bid, surety, custom, utility and advance payment bonds or performance and completion guaranties (in each case to the extent entered into in the ordinary course of business and for which no obligations are then owing or outstanding); and/or (v) any indebtedness or obligations in the form of customary obligations under indemnification, incentive, non-compete, consulting, deferred compensation, customary indemnification obligations to purchasers in connection with dispositions or divestitures, or other similar arrangements, that are not incurred in connection with indebtedness for borrowed money.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.5(h).

“Initial Purchase Price” shall be an amount equal to: (a) the Base Purchase Price, plus (b) the Price Adjustment Increase, if any, minus (c) the Price Adjustment Decrease, if any, minus (d) the Indebtedness remaining outstanding immediately prior to the Closing, if any, minus (e) the Seller Expenses that remain due but unpaid immediately prior to the Closing, if any, plus (f) the Income Tax Receivable.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all patents, patent applications, trademarks and service marks, and all registrations and applications therefor, copyrights, copyright registrations and applications, domain names and trade secrets.

“Interim Escrow Funds Distribution Date” has the meaning set forth in Section 8.8(b).

“Knowledge” means, with respect to any Person, actual knowledge after reasonable investigation; provided that in the case of the Sellers with respect to (a) the representations and warranties in Article III, such knowledge shall be limited to the Knowledge of the following executive officers of the Company:  James T. Wright, Dan Adkison, Stephan Lutter, Brian Cicerchi and Gordon Klepec; and (b) the representations and warranties in Article IV, such knowledge shall be limited to the Knowledge of the applicable Seller.

“JTW Transfer” has the meaning set forth in Section 9.3(h).

“Leased Property” has the meaning set forth in Section 3.17.

“Lien” means any charge, claim, mortgage, pledge, security interest, monetary encumbrance, lien or charge of any kind.

“LLC Sub” has the meaning set forth in the recitals.

“LLC Sub Merger” has the meaning set forth in the recitals.

“Loss” has the meaning set forth in Section 8.2(a).

“Lutter Noncompetition Agreement” means the Noncompetition Agreement among Parent, the Surviving Corporation and Stephan Lutter in the form of Exhibit F hereto.

“Material Adverse Effect” means a material adverse effect upon the financial condition, business, or results of operations of the Company or the ability of the Sellers and the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that any adverse change, event or effect arising from or related to: (a) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company or its Subsidiaries operate; (b) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in GAAP or other accounting requirements, or the interpretation thereof; (e) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (f) any action taken by a party hereto in accordance with this Agreement; (g) any adverse change in or effect on the business of the Company that is cured by the Company before the Closing; (h) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (i) any failure, in and of itself, by the Company to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or could or would reasonably be expected to occur. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality, provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industry in which the Company and its Subsidiaries conducts its businesses.

“Material Customers” has the meaning set forth in Section 3.23(b).

“Material Lease” has the meaning set forth in Section 3.17.

“Material Suppliers” has the meaning set forth in Section 3.23(a).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Mini-Basket” has the meaning set forth in Section 8.5(c)(ii).

“Neutral Arbitrator” means BDO USA LLP.

“New Plans” has the meaning set forth in Section 6.4(b).

“Non-Accredited Investor Sellers” has the meaning set forth in Section 4.6(b).

“Non-Permitted Testing” means any environmental sampling or testing following the Closing that is not required to be performed by the Company (i) by applicable Environmental Laws, (ii) at the direction of a Governmental Authority in the exercise of its jurisdiction (absent the suggestion or invitation of Parent, the Sellers, the Company, or anyone acting on their behalf) or (iii) to respond to a threat of imminent harm to human health.

“Order” means any order, judgment, ruling, injunction, decree or writ of any Governmental Authority.

“Ownership Percentage” means, for each Seller, the percentage determined by dividing (x) the number of shares of Common Stock held by such Seller immediately prior to the Closing by (y) the number of Total Outstanding Shares.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the Common Stock, $2.50 par value per share, of Parent.

“Parent Common Stock Conversion Price” means $19.56.

“Parent Indemnitee” has the meaning set forth in Section 8.2(a).

“Per Share Cash Consideration” means the amount of cash obtained by dividing (i) the Base Cash Purchase Price by (ii) the Total Outstanding Shares.

“Per Share Equity Consideration” means the number of shares of Parent Common Stock equal to the result obtained by (i) dividing (A) the Base Equity Purchase Price by (B) the Parent Common Stock Conversion Price, and (ii) dividing the result obtained in clause (i) by the Total Outstanding Shares.

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(c)(v).

“Permitted Liens” means (a) landlords’, lessors’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which would not be reasonably expected to have a Material Adverse Effect, (b) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company and its Subsidiaries or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) zoning, building, subdivision or other similar requirements or restrictions, (d) any and all service contracts and agreements affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto, (e) leases, subleases, licenses and occupancy and/or use agreements affecting any real or personal property (or any portion thereof) set forth in any Schedule, (f) Liens for Tax assessments and other governmental charges not yet due and payable or for Taxes that the taxpayer is contesting in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Company Financial Statements, (g) purchase money Liens securing rental payments under capital lease arrangements, (h) Liens reflected or reserved against or otherwise disclosed in any balance sheet that is part of the Company Financial Statements, (i) with respect to Intellectual Property Rights, (A) licenses and (B) gaps in the chain of title or other Liens that are readily apparent from the records of the applicable intellectual property registries, (j) Liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts, (k) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (l) Liens created by this Agreement or any of the Transaction Documents, or in connection with the transactions contemplated hereby or thereby by Parent and (k) Liens set forth on Schedule 1.1.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Post-Closing Tax Period” means any Tax period (including the portion of any Straddle Period beginning after the Closing Date) that begins after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (including the portion of any Straddle Period ending on the Closing Date) ending on or before the Closing Date.

“Price Adjustment Decrease” has the meaning set forth in Section 2.2(b).

“Price Adjustment Increase” has the meaning set forth in Section 2.2(b).

“Privileged Communications” has the meaning set forth in Section 12.16(b).

“Proceeding” means any suit, legal proceeding or administrative enforcement proceeding before any Governmental Authority.

“Purchase Price” means (i) the Closing Consideration, plus (ii) the Final Adjustment Payment (if such payment is made by Parent to the Representative), minus (iii) the Final Adjustment Payment (if such payment is made by the Representative to Parent), plus (iv) the Base Equity Purchase Price.

“Qualified Benefit Plan” has the meaning set forth in Section 3.13(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, dispersing, injecting, escaping, leaching, dumping, abandonment, disposing, allowing to escape or migrating of any Hazardous Substance, whether intentional or unintentional, into or through the indoor and outdoor Environment.

“Remedial Action” means any and all actions necessary to comply with, or discharge any obligation under, Environmental Laws to (i) clean up, remove, treat, restore, remedy, contain, fight, abate, recycle, treat, or cover Hazardous Substances in the indoor or outdoor Environment; (ii) prevent, control or minimize the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies (or post-clean-up care), assessments, testing, or monitoring on, about or in any real property.

“Representative” has the meaning set forth in Section 11.1(a).

“Responsible Party” has the meaning set forth in Section 8.3.

“Resolution Period” has the meaning set forth in Section 2.4(b).

“Sample Closing Working Capital Statement” means the statement attached hereto as Exhibit A setting forth a sample calculation of Closing Working Capital.

“SEC” has the meaning set forth in Section 4.6(a)(iii).

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Seller Affiliates” has the meaning set forth in Section 12.15.

“Seller Expenses” means the out-of-pocket fees and expenses incurred on or before the Closing Date and payable by the Company or the Sellers in connection with the transactions contemplated by this Agreement, including but not limited to out-of-pocket fees and expenses payable to the Company’s advisors (including, without limitation, legal, consulting, accounting and financial advisors) and in respect of the Tail Policy, in each case solely insofar as the same have not been paid prior to the Closing.

“Seller Indemnitee” has the meaning set forth in Section 8.2(b).

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Special Indemnified Matters” has the meaning set forth in Section 8.5(c)(ii).

“Statement of Objections” has the meaning set forth in Section 2.4(b).

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date. For purposes of determining the amount of any Taxes arising in any Straddle Period which relate to a Pre-Closing Tax Period, the amount of any Taxes based on or measured by income or receipts of the Company (including its Subsidiaries) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company (including its Subsidiaries) for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company; and the Company and its Subsidiaries are sometimes referred to herein as the “Companies.”

“Survival Period” has the mean set forth in Section 8.1.

“Surviving Corporation” has the meaning set forth in Section 2.1(b).

“Tail Policy” has the meaning set forth in Section 6.5.

“Tax” or “Taxes” means any federal, state, or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, windfall profits, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Authority” means any domestic or foreign, local, municipal, governmental, state, provincial, territorial, national or federal authority, body or officials (or any entity or individual acting on behalf of such authority, body or officials) anywhere in the world, with responsibility for the imposition, collection or administration of any form of Tax.

“Tax Claim” has the meaning set forth in Section 7.3.

“Tax Representations” has the meaning set forth in Section 3.10.

“Tax Return” means any return (including returns for estimated Taxes), report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Source” has the meaning set forth in Section 8.5(c)(i).

“Threshold” has the meaning set forth in Section 8.5(c)(ii).

“Total Outstanding Shares” means the sum of the number of shares of Common Stock outstanding immediately prior to the Closing (other than treasury shares).

“Transaction Documents” means, collectively, this Agreement and all other agreements and documents entered into in connection with the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 7.1(a).

“Union” has the meaning set forth in Section 3.12(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“WEL Contribution” has the meaning set forth in Section 9.3(i).

“Working Capital Cap” means an amount equal to $5,632,843.

“Working Capital Threshold” means an amount equal to $4,608,690.

Section 1.2Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “hereby”, “herewith”, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement; (f) except as otherwise provided herein, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (g) any payments or release of funds from the Escrow Account to Parent or any other Parent Indemnitee (or any of their respective designees) shall be deemed to be a payment made by one or more of the Sellers, and shall be deemed to satisfy the corresponding obligation of the Sellers, as the case may be.

Article II

MERGER AND LLC SUB MERGER

Section 2.1Closing of the Merger.

(a)The closing (the “Closing”) of the Merger and other transactions contemplated hereby shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Suite 1000, Dallas, Texas 75201, at 10:00 a.m. Dallas time on July 31, 2018, if the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived in writing by the appropriate party on such date, or at such other place, time and date as the Representative and Parent shall mutually agree. The time and date of the Closing is herein called the “Closing Date.”  Upon the occurrence of the Closing, the parties hereto agree that the transactions contemplated by this Agreement shall be deemed effective for all purposes (including, without limitation, title, possession, financial reporting and tax purposes) as of 11:59 p.m. Dallas time on the Closing Date

(b)The Merger will become effective upon the filing of articles of merger in substantially the form attached hereto as Exhibit B with the Secretary of State of the State of Oregon (“Articles of Merger”) in accordance with the Act. Upon such filing, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation (“Surviving Corporation”). The date and time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”

(c)At the Effective Time, by virtue of the Merger:

(i)all the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation;

(ii)(A) the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation as of the Effective Time and (B) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation;

(iii)(A) the directors of Merger Sub shall be the initial directors of the Surviving Corporation and (B) the officers of Merger Sub shall be the initial officers of the Surviving Corporation;

(iv)each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

(v)each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive (i) the Per Share Cash Consideration and (ii) a number of shares of Parent Common Stock equal to the Per Share Equity Consideration (together, the “Per Share Merger Consideration”).

(d)Each share of Common Stock, upon being converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(c)(v), shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each Seller immediately prior to the Effective Time shall thereafter cease to be a shareholder of the Company or have any rights with respect to such Common Stock, except the right to receive the Per Share Merger Consideration with respect to each share of Common Stock held by such Seller immediately prior to the Closing.  Each Seller shall surrender the stock certificates representing all of the outstanding shares of Common Stock to Parent immediately prior to the Effective Time.

(e)The outstanding shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of shares of common stock of the Surviving Corporation equal to the number of shares of Common Stock that are converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(c)(v).  At the Effective Time, the books and records of the Company shall be revised to reflect the cancellation and retirement of all shares of Common Stock and the conversion of the equity interest in Merger Sub to common units of the Surviving Corporation, and the existence of the Company (as the Surviving Corporation) shall continue without dissolution.

Section 2.2Pre-Closing Deliveries.

(a)At least three Business Days prior to the Closing Date, the Chief Financial Officer of the Company shall prepare and deliver to Parent a statement (“Estimated Closing Statement”) setting forth the Company’s good faith estimate of the amount of Closing Working Capital as of June 30, 2018 (“Estimated Working Capital”) and the components thereof.  The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared and calculated in good faith in accordance with the Accounting Principles. The Estimated Closing Statement shall also include the Company’s calculation of (i) the Initial Purchase Price; (ii) the Escrow Amount, (iii) the Closing Consideration; and (iv) the aggregate amount payable to each Seller at the Closing.  The Estimated Closing Statement and the determinations and calculations contained therein shall be calculated in accordance with the Accounting Principles and in the same manner as set forth in the Sample Closing Working Capital Statement.

(b)In the event that the Estimated Working Capital is greater than the Working Capital Cap, the Base Purchase Price shall be increased by an amount equal to the positive difference between the Estimated Working Capital and the Working Capital Cap (a “Price Adjustment Increase”).  In the event that the Estimated Working Capital is less than the Working Capital Threshold, the Base Purchase Price shall be reduced by an amount equal to the positive difference between the Estimated Working Capital and the Working Capital Threshold (a “Price Adjustment Decrease”).

(c)For the avoidance of doubt, if the Estimated Working Capital is an amount (1) equal to or greater than the Working Capital Threshold and (2) equal to or less than the Working Capital Cap, there shall be no adjustment to the Base Purchase Price at the Closing.

Section 2.3Closing Deliverables.

(a)At the Closing, the Company will file the Articles of Merger with the Secretary of State of the State of Oregon and request that the Secretary of State provide evidence of such filing on the most expedited basis when available.

(b)As soon as practicable after the Closing on the Closing Date, the Representative shall pay to each Seller such Seller’s pro rata portion of an aggregate amount equal to (i) the Closing Cash Consideration, minus (ii) an amount of cash equal to the Expense Funds, in each case as set forth in the Estimated Closing Statement.

(c)Parent Deliverables.  Subject to the terms hereof, at the Closing Parent shall:

(i)deliver or cause to be delivered a counterpart signature page to the Escrow Agreement, dated as of the Closing Date and duly executed by an authorized officer of Parent;

(ii)deliver counterpart signature pages to the Adkison Noncompetition Agreement, duly executed by Parent and the Surviving Corporation;

(iii)deliver counterpart signature pages to the Lutter Noncompetition Agreement, duly executed by Parent and the Surviving Corporation;

(iv)to the extent that there shall be any Indebtedness outstanding as of immediately prior to the Closing, pay all such Indebtedness in accordance with wiring instructions delivered to Parent by the Company prior to the Closing, which amounts shall be deducted from the Base Cash Purchase Price.  The parties hereby agree that: (A) the Sellers may cause the Company and the Subsidiaries to use Cash and Cash Equivalents to pay, on or prior to the Closing, all Indebtedness; and (B) the Subsidiaries may make cash advances, cash dividend payments or other cash distributions to the Company and/or its Subsidiaries for purposes of the Company’s or any of its Subsidiaries’ paying, on or prior to the Closing, such Indebtedness;

(v)to the extent that there shall be any Seller Expenses outstanding and unpaid as of immediately prior to the Closing, pay all such Seller Expenses in accordance with wiring instructions delivered to Parent by the Company prior to the Closing, which amounts shall be deducted from the Base Cash Purchase Price.  The parties hereby agree that: (A) the Sellers may cause the Company and the Subsidiaries to use Cash and Cash Equivalents to pay, on or prior to the Closing, all Seller Expenses; and (B) the Subsidiaries may make cash advances, cash dividend payments or other cash distributions to the Company and/or its Subsidiaries for purposes of the Company’s or any of its Subsidiaries’ paying, on or prior to the Closing, such Seller Expenses;

(vi)pay the Initial Purchase Price to the applicable Persons in cash and Parent Common Stock as follows;

(A)an amount of cash and Parent Common Stock equal to ten percent (10%) of the Initial Purchase Price in the same ratio as the Base Cash Purchase Price and the Base Equity Purchase Price bear to the Base Purchase Price, for the purpose of securing (1) the post-Closing adjustments of the Closing Consideration and (2) the indemnity obligations of the Sellers under Article VIII (the “Escrow Amount” and such cash the “Escrow Funds”), shall be deposited into an interest-bearing escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement in the form of Exhibit C (the “Escrow Agreement”), which Escrow Agreement shall also (x) be entered into on the Closing Date among Parent, the Representative (on behalf of the Sellers) and the Escrow Agent and (y) provide that (1) all interest and other income earned on the Escrow Funds shall be the property of the Sellers;

(B)an amount of cash equal to the Closing Cash Consideration to the Representative for payment to the Sellers in accordance with wire instructions delivered at least two Business Days prior to the Closing by the Representative; and

(C)to the Representative, on behalf of each Seller, a certificate evidencing the number of shares of Parent Common Stock representing each such Seller’s pro rata portion of the Closing Equity Consideration, in each case as set forth in the Estimated Closing Statement.

(vii)deliver a certificate from the secretary of Parent, dated as of the date hereof, attaching and certifying the charter, bylaws and authorizing resolutions of Merger Sub and certifying the incumbency and signatures of the persons executing this agreement and any other closing documents on behalf of Parent and Merger Sub;

(viii)a certificate of Parent certifying that the conditions set forth in Sections 9.2(a) and (c) have been satisfied, dated as of the Closing and signed on behalf of Parent by a duly authorized officer of Parent; and

(ix)deliver all such other documents relating to the transactions contemplated by this Agreement as the Sellers may reasonably request.

(d)Seller Deliverables.  Subject to the terms hereof, the Sellers shall have delivered, or caused the Company to deliver to Parent, the following additional documents and instruments:

(i)subject to Section 2.1(d), the Certificates representing the shares of Common Stock owned by such Seller, accompanied by instruments of transfer or assignment endorsed in blank and dated the Closing Date, in form reasonably satisfactory to Parent;

(ii)with respect to any shares of Common Stock represented by a certificate which has been lost, stolen or destroyed, an affidavit of the applicable Seller in form and substance reasonably satisfactory to Parent stating that such certificate has been lost, stolen or destroyed, and such other documentation (including an indemnity, in form and substance satisfactory to Parent and the Representative, against any claim that may be made against the Company or any security holder with respect to such certificate) that Parent and the Representative shall require with respect to the shares of Common Stock formerly represented by such lost, stolen or destroyed certificate (but in no event shall such Seller be obligated to post a bond with respect to such lost, stolen or destroyed certificate);

(iii)counterpart signature pages to the Escrow Agreement, duly executed and attested by appropriate officers of the Company and the Representative;

(iv)counterpart signature pages to the Adkison Noncompetition Agreement, duly executed by Daniel C. Adkison;

(v)counterpart signature pages to the Lutter Noncompetition Agreement, duly executed by Stephan Lutter;

(vi)certificates (dated not more than ten days prior to the Closing) as to the good standing of each of the Company and the Subsidiaries in its jurisdiction of organization and each other jurisdiction in which it is qualified to do business as a foreign entity;

(vii)all payoff letters (and related UCC-3 termination statements) relating to the payment in full of all Indebtedness, and receipts or other acknowledgments reasonably acceptable to Parent that all Seller Expenses have been paid;

(viii)a certificate from the secretary of the Company, dated as of the Closing, certifying the charter and bylaws, authorizing resolutions, and the incumbency of the persons executing any Closing documents on behalf of the Company;

(ix)a certificate from an officer of each Seller that is not an individual, dated as of the Closing, certifying the charter and bylaws, authorizing resolutions, and the incumbency of the persons executing any Closing documents on behalf of such Seller;

(x)the resignations, effective upon the Closing, of each officer and director of each of the Company and the Subsidiaries other than those designated by Parent to remain in office, if any;

(xi)appropriate documents reasonably requested by Parent with respect to the transfer or establishment of bank accounts, signing authority, etc.;

(xii)evidence reasonably satisfactory to Parent that the agreements between the Company and any Seller or any affiliates of any Seller listed on Schedule 2.3(d)(xi) have been terminated;

(xiii)each of the consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person set forth on Schedule 2.3(d)(xii);

(xiv)evidence that the Company has obtained and paid for the Tail Policy;

(xv)a certificate of the Company certifying that the conditions set forth in Sections 9.3(a) and (c) have been satisfied, dated as of the Closing and signed on behalf of the Company by a duly authorized officer of the Company;

(xvi)a certificate of each Seller who is claiming an exemption from tax withholding under Section 1445 of the Code certifying that such Shareholder is not a foreign person (which certificate shall be in the form set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)); and

(xvii)such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request.

Section 2.4Post-Closing Adjustments.

(a)Within ninety (90) calendar days following the Closing Date, Parent shall prepare, or cause to be prepared, and deliver to the Representative a statement (the “Final Closing Statement”), certified by the Chief Financial Officer of Parent, setting forth Parent’s good faith calculation of Closing Working Capital as of the Closing Date.  The Final Closing Statement and the determinations and calculations contained therein shall be prepared and calculated in good faith, and shall be in the same form and include the same line items as the Estimated Closing Statement (except that in calculating such component line items, no effect shall be given to (i) the transactions contemplated hereby, (ii) any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated hereby or (iii) any financing or other changes made by or at the request of Parent).  If the Final Closing Statement is not so timely delivered, the Estimated Working Capital shall be deemed to be the Closing Working Capital, absent manifest error.  The Final Closing Statement and the determinations and calculations contained therein shall be calculated in accordance with the Accounting Principles and in the same manner as set forth in the Sample Closing Working Capital Statement

(b)After receipt of the Final Closing Statement, the Representative will have until 5:00 p.m. Dallas time on the date that is forty-five (45) calendar days following the delivery by Parent of the Final Closing Statement to review the Final Closing Statement and make any objections thereto. Unless the Representative delivers written notice (which notice shall include the items and amounts in dispute) to Parent setting forth the items disputed by the Representative with respect thereto on or prior to 5:00 p.m. Dallas time on the  forty-fifth (45th) calendar day following the Representative’s receipt of the Final Closing Statement, the Representative will be deemed to have accepted and agreed to the Final Closing Statement and such statement (and the calculations contained therein) will be final, binding and conclusive, absent manifest error. If the Representative delivers a written notification (a “Statement of Objections”) to Parent of its objections to items contained in the Final Closing Statement (or calculations contained therein) on or prior to 5:00 p.m. Dallas time on the forty-fifth (45th) day following the delivery by Parent of the Final Closing Statement, Parent and the Representative shall, during the twenty (20) calendar days following delivery of such Statement of Objections (or such longer period as they may mutually agree in writing) (the “Resolution Period”), attempt in good faith to resolve their differences with respect to the disputed items (or calculations) in such notice (the “Disputed Items”), and all other items in the Final Closing Statement (and all calculations relating thereto) will be final, binding and conclusive, absent manifest error. Any resolution by Parent and the Representative during the Resolution Period as to any Disputed Item shall be set forth in writing and shall be final, binding and conclusive on the date of such written resolution, absent manifest error.

(c)If Parent and the Representative do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted to the Neutral Arbitrator. The Neutral Arbitrator shall request a statement from Parent and the Representative regarding such Disputed Items. The scope of the disputes to be decided by the Neutral Arbitrator shall be limited to only those items or calculations specifically in dispute between Parent and the Representative, and the Neutral Arbitrator is not to make any other determination, including not making any determination as to whether the Final Closing Statement, Cash and Cash Equivalents, Closing Date Indebtedness or Seller Expenses were prepared in accordance with GAAP.  In resolving each Disputed Item, the parties shall cause the Neutral Arbitrator to be bound by the principles set forth in this Section 2.4, and direct the Neutral Arbitrator not to assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party (such range, the “Disputed Amount Range”), and any value assigned in contravention of the foregoing shall not be binding on the parties.

(d)All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between Parent and the Representative (which, in the case of the Representative, shall be payable by the Representative solely out of the Expense Funds) in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted.  The parties shall direct the Neutral Arbitrator to deliver to Parent and the Representative a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by the Representative and Parent) of the Disputed Items submitted to the Neutral Arbitrator within twenty (20) calendar days of receipt of such Disputed Items, which determination will be final, binding and conclusive on the date of delivery of such written resolution, absent manifest error.

(e)The final, binding and conclusive Final Closing Statement based either upon agreement by the parties, or deemed agreement by Parent and the Representative in accordance with this Section 2.4, or the written determination delivered by the Neutral Arbitrator in accordance with Section 2.4(c) will be the “Conclusive Final Closing Statement.” If any party fails to submit a statement regarding any Disputed Item submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by the other party.

(f)No later than five Business Days following the date on which the Conclusive Final Closing Statement becomes binding:

(i)if the Closing Working Capital is neither greater than the Working Capital Cap nor less than the Working Capital Threshold, and no adjustment was effected pursuant to Section 2.2(b), then no amount shall be payable after Closing in respect of the Closing Working Capital;

(ii)if the Closing Working Capital is neither greater than the Working Capital Cap nor less than the Working Capital Threshold, and a Price Adjustment Increase was effected pursuant to Section 2.2(b), then Sellers shall pay to Parent an amount equal to such Price Adjustment Increase;

(iii)if the Closing Working Capital is neither greater than the Working Capital Cap nor less than the Working Capital Threshold, and a Price Adjustment Decrease was effected pursuant to Section 2.2(b), then Parent shall pay to Sellers an amount equal to such Price Adjustment Decrease;

(iv)if the Closing Working Capital is greater than the Working Capital Cap, and no adjustment was effected pursuant to Section 2.2(b), then Parent shall pay to Sellers an amount equal to the difference between the Closing Working Capital and the Working Capital Cap;

(v)if the Closing Working Capital is less than the Working Capital Threshold, and no adjustment was effected pursuant to Section 2.2(b), then Sellers shall pay to Parent an amount equal to the difference between the Closing Working Capital and the Working Capital Threshold;

(vi)if the Closing Working Capital is greater than the Working Capital Cap and a Price Adjustment Increase was effected pursuant to Section 2.2(b), then an amount equal to the result obtained by subtracting (x) the Price Adjustment Increase from (y) an amount equal to the difference between the Closing Working Capital and the Working Capital Cap, shall be paid (1) by Parent to Sellers if such amount is a positive number, or (2) by Sellers to Parent, if such amount is a negative number;

(vii)if the Closing Working Capital is greater than the Working Capital Cap and a Price Adjustment Decrease was effected pursuant to Section 2.2(b), then an amount equal to the sum of (x) the Price Adjustment Decrease plus (y) an amount equal to the difference between the Closing Working Capital and the Working Capital Cap, shall be paid by Parent to Sellers;

(viii)if the Closing Working Capital is less than the Working Capital Threshold and a Price Adjustment Decrease was effected pursuant to Section 2.2(b), then an amount equal to the result obtained by subtracting (x) the Price Adjustment Decrease from (y) an amount equal to the difference between the Closing Working Capital and the Working Capital Threshold, shall be paid (1) by Sellers to Parent if such amount is a negative number, or (2) by Parent to Sellers if such amount is a positive number; and

(ix)if the Closing Working Capital is less than the Working Capital Threshold and a Price Adjustment Increase was effected pursuant to Section 2.2(b), then Sellers shall pay to Parent an amount equal to the sum of (x) the Price Adjustment Increase plus (y) an amount equal to the difference between the Closing Working Capital and the Working Capital Threshold.

All payments pursuant to this Section 2.4(f) (the “Final Adjustment Payment”) shall be made by wire transfer of immediately available funds.

(g)Any payments made pursuant to Section 2.4(f) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(h)After the delivery by Parent of the Final Closing Statement and until each of the items set forth therein have been determined to be final in accordance with this Section 2.4, Parent shall, and shall cause the Company and its Subsidiaries and their respective officers, employees, agents and representatives to, provide to the Representative and its employees, advisors and representatives reasonable access to their books and records solely insofar as such books and records pertain to the items and calculations set forth in the Final Closing Statement and to any other information, including work papers of their respective accountants, and to any employees and premises during regular business hours and on reasonable advance notice, to the extent necessary for the Representative to dispute or object to all or any part of the Final Closing Statement, and to prepare materials for presentation to the Neutral Arbitrator in connection with this Section 2.4.

(i)Parent agrees, solely with respect to the calculations required pursuant to this Section 2.4, that following the Closing until the date the Conclusive Final Closing Statement becomes final, binding and conclusive, Parent will not take any actions with respect to the Surviving Corporation’s or any of its Subsidiary’s books and records that would reasonably be expected to affect the ability of the Representative, the Neutral Arbitrator or Parent to make any calculation under this Section 2.4; provided, however, that nothing in this Section 2.4(i) shall be construed to prevent Parent from keeping post-Closing books and records in the ordinary course of business so long as Parent preserves a copy of all such books and records necessary to make such calculations until the date the Conclusive Final Closing Statement becomes final, binding and conclusive.

Section 2.5Withholding.  Parent and any other Person acting on Parent’s behalf shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as they are required to deduct and withhold with respect to the making of such payments under the Code, or any provision of state, local or foreign Tax law.  Any amounts that are so deducted, withheld and paid to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction, withholding and payment was made.

Section 2.6Post-Closing Merger.  Immediately following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct wholly-owned subsidiary of Parent, substantially in accordance with the terms of the merger agreement attached hereto as Exhibit D. From and after such merger, LLC Sub shall be the Surviving Corporation for purposes of this Agreement. After such merger, Parent shall own all the membership interests and other equity in LLC Sub, and LLC Sub shall be disregarded for United States federal income tax purposes.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

RELATING TO THE COMPANY

Each Seller, severally but not jointly, represents and warrants to Parent, on and as of the date of this Agreement (except that with respect to any representation or warranty that is made as of a specific date, such representation and warranty is made solely as of such date) as follows:

Section 3.1Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified on Schedule 3.1 and has the corporate power and authority necessary to own, lease or operate its property and assets and to carry on its business as presently conducted.  Schedule 3.1 sets forth each jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business  and the Company is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to have such power and authority, to be so qualified and/or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers have previously provided or made available to Parent true and complete copies of (i) the Company’s Articles of Incorporation and its bylaws as currently in effect and (ii) the articles of incorporation and bylaws (or comparable organizational documents) as currently in effect of each of its Subsidiaries.

Section 3.2Authorization.  The Company has the right, power and necessary corporate authority to execute and deliver the Transaction Documents, and to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by the Company’s Board of Directors.  This Agreement has been duly executed and delivered by the Company and the Sellers and constitutes (or will, when executed and delivered as contemplated herein, constitute) the valid and binding obligation of the Company and the Sellers enforceable against the Company and the Sellers in accordance with its terms, except as the same may be limited under Schedule 3.2 and by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

Section 3.3Non-contravention.  Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement by the Sellers or any other Transaction Document by Sellers, the consummation of the transactions contemplated hereby or thereby nor the fulfillment of and the performance by the Sellers of their respective obligations hereunder or thereunder will (i) conflict with or result in a violation or breach of, or constitute a default under, any provision contained in the Company’s Articles of Incorporation or bylaws, (ii) conflict with or result in a violation of or breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under, or require the consent or approval of any third party under, (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) assuming the receipt, filing or satisfaction of the Governmental Consents set forth in Section 3.4, any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective assets or properties are subject, (iii) except as contemplated herein, result in the creation or imposition of any Lien on any of the assets or properties of the Company or its Subsidiaries, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any Subsidiaries, except in the case of clauses (ii) through (iv) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4Governmental Consents.  Schedule 3.4 sets forth each consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Authority (“Governmental Consents”) or required by applicable law to be obtained in respect of the Company or any of the Sellers in connection with the execution and delivery of this Agreement by the Company and the Sellers or the consummation of the transactions contemplated hereby.

Section 3.5Capitalization; Subsidiaries.

(a)The authorized capital of the Company consists of 1,000,000 shares of capital stock, all of which are designated as Common Stock. On the date hereof, 92,743.02 shares of Common Stock are issued and outstanding. The outstanding shares of Common Stock are held of record and beneficially by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite such Person’s name. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are non-assessable, and are free from any Liens, other than Permitted Liens.  None of the outstanding shares of capital stock of the Company were issued in violation of any agreement, arrangement or commitment to which the Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(b)Except as set forth in Schedule 3.5(b), there are no (i) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company, (ii) voting trusts, proxies or other agreements among the Company’s shareholders with respect to the voting or transfer of the Company’s capital stock, or (iii) outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company or the Sellers to issue or sell any shares of capital stock of, or any other interest in, the Company.

(c)All Subsidiaries of the Company are listed on Schedule 3.5(c). Except as set forth on Schedule 3.5(c), all of the issued and outstanding equity interests of each Subsidiary of the Company are free and clear of all Liens except for Permitted Liens. Except as set forth in Schedule 3.5(c), no Subsidiary of the Company has any outstanding options or warrants relating to its equity interests or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any of its equity interests. Except as set forth in Schedule 3.5(c), with respect to each Subsidiary there are no (i) outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its equity interests, (ii) voting trusts, proxies or other agreements among its shareholders with respect to the voting or transfer of the equity interests or (iii) outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Subsidiary or obligating any of the Sellers, the Company or any Subsidiary to issue or sell any equity interests of, or any other interest in, any Subsidiary. All of the issued and outstanding equity interests of each Subsidiary of the Company have been duly authorized, validly issued, are fully paid and are non-assessable and are free from any Liens, other than Permitted Liens.

Section 3.6Financial Statements; Undisclosed Liabilities.

(a)The Sellers have delivered to Parent the (i) (A) reviewed consolidated statements of income, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries for the fiscal years ended March 31, 2016, 2017 and 2018 and (B) reviewed consolidated balance sheets of the Company and its Subsidiaries as at such dates, and (ii) (A) unaudited interim consolidated comparative statements of income, changes in stockholder’s equity and cash flows for the period ending May 31, 2018 and (B) an unaudited interim comparative consolidated balance sheet as of the end of such date (the financial statements described in the foregoing clauses (i) and (ii), collectively, the “Company Financial Statements”).  The Company Financial Statements were derived from the books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP, except as otherwise noted therein or on Schedule 3.6(a), and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments.

(b)Except as disclosed in the Company Financial Statements or in Schedule 3.6(b), the Company and the Subsidiaries have no liabilities or financial commitments or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, required to be reflected or reserved on a balance sheet (or disclosed in the footnotes thereto) prepared in accordance with GAAP, except for (i) those which have been incurred in the ordinary course of business in a manner consistent with the Company’s or the applicable Subsidiary’s past practices; (ii) liabilities or obligations for performance under Contracts; or (iii) liabilities, potential liabilities or financial obligations disclosed specifically as such in this Agreement or the Schedules to this Agreement.

Section 3.7Absence of Certain Developments.  Other than the sale process conducted by the Company and its affiliates (including the transactions contemplated by this Agreement), as expressly permitted by this Agreement, or in the ordinary course of business consistent with past practice or as set forth in Schedule 3.7, since April 1, 2018 until the date hereof, there has not been, with respect to the Company, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)amendment of the Articles of Incorporation, bylaws or other organizational documents of the Company;

(c)split, combination or reclassification of any shares of capital stock of the Company (or, in the case of the Subsidiaries, the equity securities of each such Subsidiary);

(d)issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)declaration or payment of any cash or non-cash dividends or distributions on or in respect of the capital stock of the Company (or, in the case of the Subsidiaries, the equity securities of each such Subsidiary);

(f)material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Company Financial Statements;

(g)material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations or liabilities incurred in the ordinary course of business consistent with past practice;

(i)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Company Financial Statements or cancellation of any debts or entitlements;

(j)transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property Rights (other than non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business);

(k)material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)capital investment in, or any loan to, any other Person;

(m)acceleration, termination, material modification to or cancellation of any material Contract (other than any Company Benefit Plan) to which the Company is a party or by which it is bound, or entry into a material Contract (other than any Company Benefit Plan);

(n)capital expenditures in excess of $75,000;

(o)imposition of any Lien upon any of the Company properties, units or assets, tangible or intangible;

(p)except as otherwise specified on Schedule 3.7(p) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, consultants or independent contractors, other than (A) as provided for in any written agreements, programs or policies or Company Benefit Plan, (B) as required by applicable Law or (C) in connection with a new hire or a promotion, (ii) entry into or amendment of any written employment agreement or change in the written terms of employment for any employee (other than in connection with a new hire, a promotion or a demotion) or any involuntary termination of any employees (other than for cause), or (iii) acceleration of the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor, other than as provided for in any written agreements, programs or policies or Company Benefit Plan or as required by applicable Law;

(q)except as otherwise specified on Schedule 3.7(q), adoption, modification or termination of any: (i) written Company policies concerning employment, severance or retention of employees, (ii) written Contracts or other written agreements concerning the officers of the Company with respect to such officers’ employment with the Company, (iii) Company Benefit Plan or (iv) collective bargaining or other agreements with a Union other than as provided for in any written agreements or required by applicable Law, in each case, the effect of which would have a material effect on the Company’s business;

(r)loan to (or forgiveness of any loan to) any of its shareholders, directors, officers or employees;

(s)except as otherwise specified on Schedule 3.7(s), entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)except as set forth in Schedule 3.7(u), purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $200,000.00 (in the case of a lease, per annum), except in the ordinary course of business consistent with past practice;

(v)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, any business or any Person or any division thereof;

(w)action by the Company or any of its Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any other similar action that would have the effect of causing a material change in any Tax liability or Tax asset of Parent, the Company or any of its Subsidiaries in respect of any Post-Closing Tax Period; or

(x)taking of any action or omitting to take any action that would result in any of the foregoing.

Section 3.8Compliance with Laws; Governmental Authorizations; Licenses; Etc.  Except as set forth in Schedule 3.8, the Company and its Subsidiaries are in compliance with all applicable laws, rules, regulations, codes, ordinances or orders of all Governmental Authorities, except for noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.8, the Company and its Subsidiaries have all permits, licenses, approvals, certificates and other authorizations, and have made all notifications, registrations, certifications and filings with all Governmental Authorities, required for the operation of its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.8, there is no action, case or Proceeding pending or, to the Sellers’ Knowledge, threatened by any Governmental Authority or other Person with respect to (i) any alleged violation by the Company or its Subsidiaries of any statute, law, rule, regulation, code, ordinance or order of any Governmental Authority, or (ii) any alleged failure by the Company or its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of the Company and its Subsidiaries, except, in case of clause (i) and (ii), for any such violation or failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9Litigation.  Except as set forth in Schedule 3.9, there are no material lawsuits, actions, Proceedings, claims or complaints by or before any Governmental Authority, pending or, to the Sellers’ Knowledge, threatened against the Sellers, the Company or its Subsidiaries (i) relating to the Company, its Subsidiaries or their business or properties, or (ii) seeking to challenge, prevent, enjoin  or otherwise delay the transactions contemplated hereby. Except as set forth in Schedule 3.9, neither the Company nor its Subsidiaries are subject to any order, writ, judgment, investigation or decree of any court or Governmental Authority.

Section 3.10Taxes.

(a)Except as set forth on Schedule 3.10(a), (i) the Company and its Subsidiaries have duly and timely filed, or caused to be filed, all Tax Returns required to be filed by or with respect to them on or before the Closing Date (including any Tax Returns of an Affiliated Group of which the Company or any of its Subsidiaries was a member on or prior to the Closing Date), (ii) all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true, correct and complete and (iii) all Taxes owed by the Company, any of its Subsidiaries or any Affiliated Group of which the Company or any of its Subsidiaries was a member on or prior to the Closing Date (whether or not shown as due on any Tax Return) have been timely paid, except any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing by the Company or such Subsidiaries to any employee, independent contractor, creditor, customer, shareholder or other party.

(c)Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing Tax Returns on an affiliated, consolidated, combined, unitary or similar basis (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor.

(d)No claim has been made by any Tax Authority in any jurisdiction where the Company (or any of its Subsidiaries) does not file Tax Returns that the Company (or such Subsidiary) is, or may be, subject to Tax by that jurisdiction.

(e)No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any Taxes of the Company or any of its Subsidiaries (except for any such extensions or waivers that have expired).

(f)All deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries as a result of any examinations by any Tax Authority have been fully paid.

(g)Neither the Company nor any of its Subsidiaries has been a party during the past five (5) years or is a party to any Action by any Tax Authority. There are no Actions pending or threatened in writing by any Taxing Authority against the Company or any of its Subsidiaries.

(h)Prior to the date hereof, the Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns of the Company for all Tax periods ending after January 1, 2011.

(i)There are no Liens for Taxes (other than for current Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Company Financial Statements) upon the assets of the Company or any of its Subsidiaries.

(j)Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(k)Neither the Company nor any of its Subsidiaries is a party to, or bound by, any closing agreement or offer in compromise with any Tax Authority.

(l)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to the Company or any of its Subsidiaries, which such ruling or agreement will have continuing effect after the Closing Date.

(m)Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise, nor has the Company agreed to make, or is required to make, any such adjustment as a result of a change in accounting method that could adversely affect the Company or any of its Subsidiaries.

(n)None of the Sellers are a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(o)Neither the Company nor any of its Subsidiaries has, in the past five years, been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 or 361 of the Code.

(p)Neither the Company nor any of its Subsidiaries has engaged in any transaction that could affect its Income Tax liability for any taxable year not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(q)Neither the Company nor any of its Subsidiaries is required to include an item of income, or exclude an item of deduction, for Tax purposes for any period ending on or after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of foreign, state or local Law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine for foreign, state or local Tax purposes); or (iii) prepaid amounts received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election (including a protective election) under Section 108(i) of the Code to defer any income.

(r)The representations and warranties in Section 3.7(w), this Section 3.10, Section 3.13, and Section 3.15(g) are the sole and exclusive representations and warranties of the Sellers concerning Tax matters.

For the avoidance of doubt, the representations and warranties made in Sections 3.7(w), 3.13(c), 3.15(g) and this Section 3.10, in each case to the extent such representations and warranties explicitly relate to Taxes (such representations and warranties, to such extent, the “Tax Representations”), are true and correct and are the only representations and warranties made by the Company with respect to matters related to Taxes.  Nothing in this Article III or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any credit, loss or other Tax attribute of the Company or any of its Subsidiaries for any Tax period (or portion thereof) beginning after the Closing Date, (ii) except with respect to Section 3.10(j), (k), (l), (m) and (o) the Taxes attributable to any Tax period (or a portion thereof) beginning after the Closing Date, (iii) whether any particular Tax position that may be taken (or any particular determination that may be made as to whether any particular Tax may apply) after the Closing will be respected, or (iv) the Tax Returns for, or Taxes required to be paid with respect to, any taxable period which begins before and end on or after the Closing Date.

Section 3.11Environmental Matters.

(a)Except as set forth on Schedule 3.11(a) and except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all Environmental Laws (including those relating to the use, supply, treatment and discharge of water and waste water to and from any real property currently owned, operated or leased by the Company) and have not, and the Sellers have not, received from any Person any: (i) Environmental Notice or written notice of Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements beyond those imposed by Environmental Law.

(b)Except as set forth on Schedule 3.11(b), the Company and its Subsidiaries have obtained and are in material compliance with all Environmental Permits, and have made all notifications, registrations, certifications and filings with all Governmental Authorities, required by Environmental Law for the ownership, lease, operation or use of the business or assets of the Company as currently conducted and all such Environmental Permits are valid and in full force and effect, except for any failures to so comply as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no condition, event or circumstance that exists and no event has occurred that would reasonably be expected to prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently conducted under the existing Environmental Permits.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Environmental Permit currently possessed by the Company or its Subsidiaries.

(c)Except as set forth on Schedule 3.11(c), there has been no release of Hazardous Substances directly caused by the Company, its Subsidiaries or, to the Sellers’ Knowledge, any other Person at any of the Owned Property or Leased Property, in each case which would reasonably be expected to (i) result in an Environmental Claim against the Sellers or the Company, (ii) require Remedial Action by the Company under Environmental Law or (iii) result in a violation by the Company or any of its Subsidiaries of Environmental Law or the terms of any Environmental Permit, in each case of (i), (ii) and (iii) which would reasonably be expected to have a Material Adverse Effect.

(d)Except as set forth on Schedule 3.11(d) and except as would not reasonably be expected to have a Material Adverse Effect, to the Seller’s Knowledge, the Company has not directly transported, stored, treated or disposed of, and the Company has not arranged or granted express permission for any other Person to transport, store, treat or dispose of, any Hazardous Substances related or not to the business to or at any location designated for Remedial Action pursuant to Environmental Laws.

(e)The Company has been in material compliance with Environmental Laws and all agreements with, and permits issued by, any Governmental Authority relating to the use, supply, treatment and discharge of water and waste water to and from any real property currently owned, operated or leased by the Company.  For the avoidance of doubt, the representations and warranties in this Section 3.11 shall apply solely and exclusively to actions taken or controlled directly by the Seller or the Company and shall not be deemed to apply to any actions taken or controlled by any third party, including any Governmental Authority.

(f)The representations and warranties in this Section 3.11 are the sole and exclusive representations and warranties of the Sellers and the Company concerning environmental matters including, without limitation, matters arising under Environmental Laws.

Section 3.12Employee Matters.

(a)Sellers have made available to Parent a list of all persons who are employees, consultants, or independent contractors of the Company as of the date hereof and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) employer.  At least five Business Days prior to the Closing Date, Seller shall make available to Parent any updated list to reflect any newly hired employees, and any employees who have suffered an employment loss within the meaning of the WARN Act between the date hereof and the Closing Date.  All compensation, including wages, commissions and bonuses, payable to employees, consultants, or independent contractors of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in all material respects (or accrued in all material respects consistent with past practice on the balance sheet of the Company and otherwise accrued on the books of the Company and its Subsidiaries as of the Closing Date).

(b)Except as set forth in Schedule 3.12(b), the Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought within the past three years to organize employees for the purpose of collective bargaining.  For the past three (3) years, there has not been to Seller’s Knowledge any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees pending or, to the Seller’s Knowledge, threatened.

(c)The Company is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Schedule 3.12(c) and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, paid sick leave, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable laws.  Except as required by applicable law, all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.  There are no Actions against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable laws.

(d)The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act (excluding any actions taken after the Closing at the direction of Parent).

Section 3.13Employee Benefit Matters.

(a)Schedule 3.13(a) contains a true and complete list, as of the date of this Agreement, of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, change in control, retention, severance, vacation, paid time off, employment, material fringe benefit and other similar agreement, plan, policy, program or arrangement, in each case, whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or an ERISA Affiliate thereof for the benefit of any current or former employee, officer, director, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has any material liability, or with respect to which Parent would reasonably be expected to have any material liability following the Closing, contingent or otherwise (each, a “Company Benefit Plan”).

(b)With respect to each Company Benefit Plan, prior to the date hereof the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments thereto; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, and administration agreements and similar agreements, currently in effect; (iv) copies of any current summary plan description and summaries of material modifications thereto, and current employee handbooks; (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules thereto attached; (vii) actuarial valuations and audit reports, as applicable, related to any Company Benefit Plan with respect to the two most recently completed plan years; and (viii) copies of material written notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Company Benefit Plan.

(c)Except as set forth in Schedule 3.13(c), each Company Benefit Plan has been established, administered and maintained in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws (including ERISA and the Code) and, if applicable, its respective funding requirements. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred within the past three years that would reasonably be expected to cause the revocation of such letter from the Internal Revenue Service.

(d)Except as set forth in Schedule 3.13(d), neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur, as of the date of this Agreement, either directly or indirectly, any material liability under Title I or Title IV of ERISA or Section 4975 or Section 412 of the Code. Except as set forth in Schedule 3.13(d), neither the Company nor any of its Subsidiaries participates in a multiemployer plan as defined in Section 3(37) of ERISA, and the transactions contemplated by this Agreement will not trigger multiemployer plan withdrawal liability.

(e)Except as set forth in Schedule 3.13(e), with respect to each Company Benefit Plan: (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no such plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, and at no time in the past six years has the Company or any Subsidiary been obligated to contribute to any such plan, (iii) each plan that provides health benefits has been maintained and operated in accordance with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, (iv) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (v) no such plan has failed to satisfy the minimum funding standards of Section 302 or ERISA or Section 412 of the Code; and (vi) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)Other than as required under Section 601 et. seq. of ERISA or other applicable Law or as otherwise set forth in Schedule 3.13(f) , no Company Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree health benefits to any individual or has ever contracted or, to Seller’s Knowledge, has ever represented or promised to any individual that such individual would be provided with post-termination or retiree health benefits.

(g)Except as set forth in Schedule 3.13(g), there is no pending or, to Seller’s Knowledge, threatened Action relating to a Company Benefit Plan (other than routine claims for benefits), and no Company Benefit Plan has, within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, in any case, that would reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Parent or any of its affiliates, to a material liability.

(h)Except as set forth in Schedule 3.13(h), each Company Benefit Plan that is subject to Section 409A of the Code has been operated in compliance, in all material respects, with Section 409A of the Code and all applicable regulatory guidance.

(i)Except as required by this Agreement or as otherwise set forth in Schedule 3.13(i), neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of the Company to any material severance pay or any other material payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of, any material compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan; (iv) materially increase the amount payable under, or result in any other material obligation pursuant to, any Company Benefit Plan; or (v) result in “excess parachute payments” to any director, officer, employee, contractor or consultant of the Company within the meaning of Section 280G(b) of the Code.

Section 3.14Intellectual Property Rights.

(a)Except as set forth in Schedule 3.14(a), to the Sellers’ Knowledge, the Company and its Subsidiaries own and possess all right, title and interest in (other than license agreements executed in the normal course of business), or have a license to use, all of the material Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries as currently conducted, free and clear of Liens (other than Permitted Liens).  The Company and its Subsidiaries have taken commercially reasonable actions to maintain their ownership of the Company Intellectual Property Rights. The Company and its Subsidiaries are in material compliance with all legal requirements applicable to the Company Intellectual Property Rights and their ownership and use thereof.

(b)Schedule 3.14(b) sets forth a list of all Company Intellectual Property Rights that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing, in any case used in or necessary for the Company’s current business or operations.  All required filings and fees related to Company Intellectual Property Rights have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, except to the extent that any failure of the foregoing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and, to the Sellers’ Knowledge, all Company Intellectual Property Rights are otherwise in good standing.

(c)Except as set forth in Schedule 3.14(c), as of the date hereof, there is no pending written, or to the Sellers’ Knowledge, threatened claim against the Company or any of its Subsidiaries by any third party contesting the validity, enforceability, or ownership of any Company Intellectual Property Right. Except as set forth on Schedule 3.14(c), the Company and its Subsidiaries in the past five (5) years have not received any written notice that any of them has infringed any Intellectual Property Rights of any third party, in any material respect. Except as set forth in Schedule 3.14(c), to the Sellers’ Knowledge no third party is infringing or misappropriating any of the Company Intellectual Property Rights.

Section 3.15Contracts.  Schedule 3.15 sets forth all material contracts (except for (i) purchase or service orders executed in the normal course of business concerning amounts of less than $75,000 and (ii) any customer contracts concerning amounts of less than $200,000), agreements, leases, permits or licenses, to which, as of the date hereof, the Company or any Subsidiary is a party or is otherwise bound, of the type described below (the “Contracts”):

(a)all agreements or commitments for the purchase or lease by the Company or any Subsidiary of vehicles, machinery, equipment, supplies or other personal property other than those that are for amounts not in excess of $75,000;

(b)all material license, royalty or other agreements relating to any of the Company Intellectual Property Rights;

(c)all agreements prohibiting the Company or any Subsidiary from freely engaging in any material business;

(d)all agreements that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(e)all mortgages, indentures, notes, bonds or other agreements relating to indebtedness (including, without limitation, guarantees) incurred or provided by the Company or any Subsidiary in an amount in excess of $125,000;

(f)all partnership agreements, joint venture agreements and franchise agreements relating to the Company and its Subsidiaries;

(g)all agreements that provide for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(h)all contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), other than non-disclosure or similar confidentiality agreements;

(i)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party and in which the amount remaining to be paid by the Company is greater than $200,000;

(j)all agreements with employees, other than Company Benefit Plans;

(k)all contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(l)all contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(m)any agreements to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(n)all collective bargaining agreements or contracts with any union or similar labor organization to which the Company is a party;

(o)Material Leases;

(p)all shareholders’ agreements or other similar agreements, including the Shareholders Agreement; and

(q)any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.15.

Each Contract is a valid and binding agreement of the Company or a Subsidiary, as applicable, enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth in Schedule 3.15, the Company or a Subsidiary and, to the Sellers’ Knowledge, each of the other parties thereto, have performed all obligations required to be performed by them under, and are not in default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default, except for any such non-performance or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Sellers have made available to Parent true and complete copies of all Contracts, including all amendments thereto.

Section 3.16Insurance.  Schedule 3.16 sets forth a true and complete description of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, property, casualty and other forms of insurance maintained by the Company and its Subsidiaries as of the date hereof relating to the assets, business, operations, employees, officers and directors of the Company, other than any insurance relating to any Company Benefit Plan (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent prior to the date hereof. Neither the Sellers nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to the Closing in accordance with the payment terms of each Insurance Policy for the applicable time period prior to and ending on the Closing Date.  All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.16, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Sellers or the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. All such Insurance Policies are in full force and effect as of the date hereof and will continue in effect until Closing (or if such Insurance Policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms).

Section 3.17Real Property.  Neither the Company nor any of its Subsidiaries owns any real property. Schedule 3.17 sets forth (whether as lessee or lessor) a list of all leases of real property (such real property, the “Leased Property”) to which the Company or any Subsidiary is a party or by which it is bound, in each case as of the date hereof (each a “Material Lease”, and collectively the “Material Leases”) and the street address and lessee under each Material Lease. Except as set forth on Schedule 3.17, each Material Lease is valid and binding on the Company or a Subsidiary and, to the Sellers’ Knowledge, on the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and is in full force and effect. Except as set forth on Schedule 3.17, the Company or a Subsidiary and, to the Sellers’ Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease. To the Sellers’ Knowledge, the Leased Property complies with all applicable laws and is benefited by those licenses or permits required to be maintained for the development, or use or occupancy of any portion of Leased Property, except to the extent such failures to comply or failures to benefit, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.18Condition and Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.19Related Party Transactions.  Except as set forth on Schedule 3.19, none of the Company’s directors, executive officers or Sellers owning greater than 5% of the issued and outstanding Common Stock is involved in any business arrangement or relationship with the Company or any Subsidiary other than the ownership of the Company’s capital stock and matters related thereto and other than compensation arrangements entered into in the ordinary course of business, and none of the

Company’s directors, executive officers or 5% holders of Common Stock owns any material property or right, tangible or intangible, which is used by the Company or its Subsidiaries.

Section 3.20Brokers.  No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee or commission from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.21Inventory.  All inventory of the Company, whether or not reflected in the Company Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  All such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.22Accounts Receivable.  The accounts receivable reflected in the balance sheet included in the most recent Company Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts or returns accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown in the Company Financial Statements or, with respect to accounts receivable arising after May 31, 2018, on the accounting records of the Company, are collectible by their terms within 120 days after the due date for such accounts receivable.  The reserve for bad debts shown in the Company Financial Statements or, with respect to accounts receivable arising after May 31, 2018, on the accounting records of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes to the Company Financial Statements.

Section 3.23Customers and Suppliers.

(a)Schedule 3.23(a) lists the ten largest suppliers (by aggregate dollar amount) of goods and/or services to the Company during the twelve-month period ended May 31, 2018 (collectively, the “Material Suppliers”), and provides the aggregate amount for which the Company was invoiced during such period by each such Material Supplier.  Except as set forth on Schedule 3.23(a), to the Seller’s Knowledge, the Company has not received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company

(b)Schedule 3.23(b) lists the ten largest customers (by aggregate dollar amount) of goods and/or services purchased from the Company during the twelve-month period ended May 31, 2018 (collectively, the “Material Customers”), and provides the aggregate amount for which such Material Customer was invoiced for such period by the Company.  Except as set forth on Schedule 3.23(b), to the Seller’s Knowledge, the Company has not received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.24Books and Records.  True, correct and complete copies of all of the minute books of the Company and the Subsidiaries have been made available to Parent prior to the date hereof.  The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Board of Directors of the Company, and no meeting, or action taken by written consent, of the Board of Directors of the Company has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of the books and records referred to in this Section 3.24 will be in the possession of the Company and such records will be in compliance with applicable Law in all material respects.

Section 3.25Product Warranties and Services.  Except for routine customer inquiries, service requests, complaints and returns which have not involved, individually or in the aggregate, material obligations or sums of money, all products distributed, sold or delivered by the Company or Subsidiaries since January 1, 2016, have been in conformity in all material respects with all express warranties made by the Company or its Subsidiaries. There are no material written claims pending, or to the Knowledge of the Sellers threatened, against the Company for any warranty obligations. The Company has made available to Parent complete copies of all of the current forms of product warranties of the Company or Subsidiaries, and, except as set forth in such current product warranties, neither the Company nor any Subsidiary is obligated to indemnify any Person for any breach of warranty related to the sale of any products or services provided by the Company or Subsidiaries. Since January 1, 2016, there have been no recalls ordered by any Governmental Authority or voluntary withdrawals with respect to any product of the Company or its Subsidiaries, and except as disclosed in Schedule 3.25 since January 1, 2016, there has been no proceeding against or involving the Company or its Subsidiaries, arising out of injury to person or property alleged to be caused either by failure of the Company’s or Subsidiaries’ products to conform to express or implied warranties or by the Company’s or Subsidiaries’ failure to warn of defects in such products, which has given rise or is likely to give rise to material liability on the part of the Company or Subsidiaries. To the Knowledge of Sellers, there is no fact relating to any product of the Company or Subsidiaries that would reasonably be expected to lead to a product recall or voluntary withdrawal.

Section 3.26Banking Facilities.  Schedule 3.26 sets forth a true, correct and complete list of (i) each bank, trust company or similar financial institution with which the Company has an account or safety deposit box or other arrangement, (ii) any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by Company thereat, (iii) the name of each Person authorized to draw thereon or have access thereto, and (iv) the name of each Person holding a power of attorney from the Company and a summary of the terms or copy thereof.

Section 3.27No Additional Representations.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT OR IN ANY OFFICER’S CERTIFICATE DELIVERED AT THE CLOSING, THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND/OR ITS SUBSIDIARIES, AND THE SELLERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE

REPRESENTATIVE RELATING TO THE SELLERS

AND THE SECURITIES OF THE COMPANY

Each Seller, and, solely with respect to Section 4.6(c), the Representative, severally but not jointly, represents and warrants to Parent, solely with respect to such Seller or the Representative, as applicable, as of the date of this Agreement (except that with respect to any representation or warranty that is made as of a specific date, such representation and warranty is made solely as of such date) as follows:

Section 4.1Organization; Authorization; No Conflicts.

(a)If such Seller is an individual, such Seller has the right, power and legal capacity to execute and deliver the Transaction Documents to which he or she will be a party, and to perform his or her respective obligations thereunder and to consummate the transactions contemplated hereby.

(b)If such Seller is not an individual: (i) such Seller is duly formed, validly existing and in good standing under the laws of the state of its formation; (ii) such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents (to the extent a party thereto) and to perform its respective obligations hereunder and thereunder; (iii) the execution, delivery and performance of this Agreement and the other Transaction Documents (to the extent a party thereto) by such Seller have been duly authorized by all necessary corporate (or equivalent) action on the part of such Seller; and (iv) the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent a party thereto) by such Seller and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate the formation or governing documents of such Seller.

(c)The execution, delivery and performance by such Seller of this Agreement and each other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby do not and will not (i) if such Seller is not an individual, contravene any provision contained in such Seller’s charter or other organizational documents, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default (with or without the lapse of time, the giving of notice or both) under, or require the consent or approval of any third party under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation to which such Seller is a party or (B) assuming receipt, filing or satisfaction of the Consents set forth in Section 4.3, any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which such Seller is a party or by which he or it is bound or to which any of his or its assets or properties are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such Seller, except in the case of clauses (ii) and (iii) above as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents (to the extent a party thereto).

Section 4.2Execution; Delivery; Enforceability.  This Agreement has been, and the Transaction Documents to which such Seller is a party will be, duly executed and delivered by such Seller and, when duly executed and delivered by the other parties hereto and thereto, will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms (subject to Schedule 3.2 and applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3Filings and Approvals.  Except for filings and approvals set forth in Schedule 4.3, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by such Seller.

Section 4.4Title to the Shares.  Such Seller owns and has good and valid title to the shares of Common Stock set forth opposite such Seller’s name on Schedule 3.5(a), free and clear of all Liens except as set forth on Schedule 4.4, under the Shareholders’ Agreement, or as may be imposed under federal or state securities laws.

Section 4.5Litigation.  There are no lawsuits, actions, Proceedings, claims or complaints by or before any Governmental Authority, pending or, to such Seller’s Knowledge, threatened against such Seller seeking to challenge, prevent, enjoin or otherwise delay the consummation of the transactions contemplated hereby or under any other Transaction Document to which such Seller is a party.

Section 4.6Securities Law Matters.

(a)In the case of (1) WBF, LLC, (2) Stephan Lutter, (3) Tracie Jo Wright, (4) Kellie Sue Lutter, (5) Pamela Lynne Lambert, (6) Daniel C. and Susan J. Adkison, Trustees of the Adkison Family Trust UAD June 13, 2017, (7) James T. Wright and Sondra S. Wright, Trustees of the James T. Wright Revocable Trust UAD 1/23/17, (8) James T. Wright and Sondra S. Wright, Trustees of the Sondra S. Wright Revocable Trust UAD 1/23/17, and (9) the Charitable Seller (collectively, the “Accredited Investor Sellers”):

(i)Such Accredited Investor Seller is a knowledgeable, sophisticated and experienced investor and has sufficient knowledge and experience in evaluating and making, and is qualified to evaluate and make, decisions with respect to private investments in and dispositions of securities, including investments in and dispositions of securities issued by Parent and Persons engaged in similar activities, and is capable of evaluating the risks and merits associated with the Parent Common Stock.

(ii)Such Accredited Investor Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(iii)Such Accredited Investor Seller acknowledges that it has received and had the opportunity to review Parent’s most recent Annual Report on Form 10-K, definitive proxy statement filed in connection with Parent’s most recent Annual Report on Form 10-K, each of Parent’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) since the date of filing of Parent’s most recent Annual Report on Form 10-K, and the other information required to be furnished to such Accredited Investor Seller pursuant to Rule 502(b) of Regulation D under the Securities Act.  Such Seller acknowledges and agrees that it has had sufficient time and opportunity to ask questions and receive answers from Parent concerning the terms of the issuance of Parent Common Stock pursuant to this Merger Agreement and to obtain any additional information pursuant to Rule 502(b)(v) of Regulation D under the Securities Act.

(iv)Such Accredited Investor Seller has sought independent legal, investment and tax advice in connection with such Seller’s decision to acquire its share of the Parent Common Stock.

(v)The financial situation of such Accredited Investor Seller is such that such Seller can afford to bear the economic risk of holding the Parent Common Stock for an indefinite period of time, and such Seller can afford to suffer the complete loss of the Parent Common Stock to be issued to such Seller pursuant to this Agreement and such Seller’s investment in Parent.

(vi)Such Accredited Investor Seller acknowledges and understands that the Parent Common Stock has not been and will not be registered with the SEC under the Securities Act and has not been and will not be registered or qualified under the securities laws of any U.S. or non-U.S. jurisdiction.

(vii)Such Accredited Investor Seller understands that the issuance of the Parent Common Stock to the Sellers pursuant to this Agreement is intended to be exempt from registration under the Securities Act and the securities laws of any U.S. or non-U.S. jurisdiction. Such Seller further understands that the availability of the exemptions from registration under the Securities Act relied upon by Parent is based in part on the representations and warranties made by such Seller in this Section 4.6.

(viii)Such Accredited Investor Seller is acquiring its share of the Parent Common Stock solely for such Seller’s own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Parent Common Stock. Such Seller has not offered or sold, nor has such Seller entered into any contract, undertaking, agreement or arrangement with any Person to offer or sell, all or any portion of the Parent Common Stock to be issued to such Seller pursuant to this Agreement and has no current intention of doing so. Such Seller does not anticipate a need, either now or in the foreseeable future, to sell the Parent Common Stock issued to such Seller pursuant to this Agreement.

(ix)Such Accredited Investor Seller acknowledges that its share of the Parent Common Stock is subject to substantial restrictions on transfer under applicable law and, in particular, that such stock may not be sold, transferred or otherwise disposed of by such Seller or such Seller’s successors or assigns except as permitted under the Securities Act and the securities laws of any U.S. jurisdiction pursuant to registration or exemption therefrom. In addition, such Seller acknowledges that there is no obligation on the part of Parent or any other Person to take any action to cause such stock to be registered under the Securities Act or the securities laws of any U.S. jurisdiction or to facilitate the sale, transfer or other disposition of such stock in compliance with any such laws.

(x)Such Accredited Investor Seller acknowledges that, as a result of the substantial restrictions on the transferability of its share of the Parent Common Stock, such Seller will be required to bear the financial risks of an investment in such stock for an indefinite period of time.

(xi)To the degree that an Accredited Investor Seller has appointed Representative as such Seller’s “purchaser representative” (as such term is defined in Rule 501(i) of Regulation D under the Securities Act), the foregoing representations and warranties shall be modified and the provisions of Section 4.6(b) shall apply as if such Accredited Investment Seller was a Non-Accredited Investor Seller, below.

(b)In the case of each of the Sellers other than the Accredited Investor Sellers (collectively, the “Non-Accredited Investor Sellers”):

(i)Such Non-Accredited Investor Seller is relying on Representative and has appointed Representative as such Non-Accredited Investor Seller’s “purchaser representative” (as such term is defined in Rule 501(i) of Regulation D under the Securities Act), in each case connection with evaluating the merits and risks of such Non-Accredited Investor Seller’s decision to acquire its share of the Parent Common Stock.

(ii)Such Non-Accredited Investor Seller has sought, or has caused the Representative to seek on such Non-Accredited Investor Seller’s behalf, independent legal, investment and tax advice in connection with such Non-Accredited Investor Seller’s decision to acquire its share of the Parent Common Stock.

(iii)Such Non-Accredited Investor Seller acknowledges that it has received and had the opportunity to review Parent’s most recent Annual Report on Form 10-K, definitive proxy statement filed in connection with Parent’s most recent Annual Report on Form 10-K, each of Parent’s Current Reports on Form 8-K filed with the SEC since the date of filing of Parent’s most recent Annual Report on Form 10-K, and the other information required to be furnished to such Non-Accredited Investor Seller pursuant to Rule 502(b) of Regulation D under the Securities Act.  Such Seller acknowledges and agrees that it has had sufficient time and opportunity to ask questions and receive answers from Parent concerning the terms of the issuance of Parent Common Stock pursuant to this Merger Agreement and to obtain any additional information pursuant to Rule 502(b)(v) of Regulation D under the Securities Act.

(iv)Such Non-Accredited Investor Seller is acquiring its share of the Parent Common Stock solely for such Seller’s own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Parent Common Stock. Such Seller has not offered or sold, nor has such Seller entered into any contract, undertaking, agreement or arrangement with any Person to offer or sell, all or any portion of the Parent Common Stock to be issued to such Seller pursuant to this Agreement and has no current intention of doing so. Such Seller does not anticipate a need, either now or in the foreseeable future, to sell the Parent Common Stock issued to such Seller pursuant to this Agreement.

(c)In the case of the Representative:

(i)The Representative is a knowledgeable, sophisticated and experienced investor and has sufficient knowledge and experience in evaluating and making, and is qualified to evaluate and make, decisions with respect to private investments in and dispositions of securities, including investments in and dispositions of securities issued by Parent and Persons engaged in similar activities, and is capable of evaluating the risks and merits associated with the Parent Common Stock.

(ii)The Representative acknowledges and agrees that the Representative has been appointed by each of the Non-Accredited Investor Sellers as such Non-Accredited Investor Sellers’ “purchaser representative” (as such term is defined in Section 501(i) of Regulation D under the Securities Act) and that each such Non-Accredited Investor Seller is relying on the Representatives representations and warranties set forth in this Section 4.6(c) and on the knowledge, sophistication and experience of the Representative in evaluating and making decisions with respect to private investments in and dispositions of securities, including investments in and dispositions of securities issued by Parent and Persons engaged in similar activities.

(iii)The Representative has sought independent legal, investment and tax advice in connection with the decision to acquire on behalf of the Non-Accredited Investor Sellers such Non-Accredited Investor Sellers’ share of the Parent Common Stock.

(iv)The Representative has received and had the opportunity to review Parent’s most recent Annual Report on Form 10-K, definitive proxy statement filed in connection with Parent’s most recent Annual Report on Form 10-K, each of Parent’s Current Reports on Form 8-K filed with the SEC since the date of filing of Parent’s most recent Annual Report on Form 10-K, and the other information required to be furnished to such the Sellers pursuant to Rule 502(b) of Regulation D under the Securities Act.  The Representative acknowledges and agrees that it has had sufficient time and opportunity to ask questions and receive answers from Parent concerning the terms of the issuance of Parent Common Stock pursuant to this Merger Agreement and to obtain any additional information pursuant to Rule 502(b)(v) of Regulation D under the Securities Act.

(v)The Representative acknowledges and understands on behalf of the Non-Accredited Investor Sellers that the Parent Common Stock has not been and will not be registered with the SEC under the Securities Act and has not been and will not be registered or qualified under the securities laws of any U.S. or non-U.S. jurisdiction.

(vi)The Representative acknowledges on behalf of the Non-Accredited Investor Sellers that the issuance of the Parent Common Stock to the Sellers pursuant to this Agreement is intended to be exempt from registration under the Securities Act and the securities laws of any U.S. or non-U.S. jurisdiction. The Representative further acknowledges on behalf of the Non-Accredited Investor Sellers that the availability of the exemptions from registration under the Securities Act relied upon by Parent is based in part on the representations and warranties made by the Sellers and the Representative in this Section 4.6.

(vii)The Representative acknowledges on behalf of the Non-Accredited Investor Sellers that such Non-Accredited Investor Sellers’ share of the Parent Common Stock is subject to substantial restrictions on transfer under applicable law and, in particular, that such stock may not be sold, transferred or otherwise disposed of by such Seller or such Seller’s successors or assigns except as permitted under the Securities Act and the securities laws of any U.S. jurisdiction pursuant to registration or exemption therefrom. In addition, the Representatives acknowledges on behalf of the Non-Accredited Investor Sellers that there is no obligation on the part of Parent or any other Person to take any action to cause such stock to be registered under the Securities Act or the securities laws of any U.S. jurisdiction or, except as set forth in Section 6.10(b), to facilitate the sale, transfer or other disposition of such stock in compliance with any such laws.

(viii)The foregoing duties, obligations, representations and warranties of the Representative on behalf of the Non-Accredited Investor Seller and the reliance upon the Representative may also apply to any Accredited Investor Seller who has appointed the Representative as the Accredited Investor Seller’s “purchaser representative” (as such term is defined in Rule 501(i) of Regulation D under the Securities Act).

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Seller as of the date of this Agreement (except that with respect to any representation or warranty that is made as of a specific date, such representation and warranty is made solely as of such date) as follows:

Section 5.1Organization.

(a)Parent is a Texas corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted. Parent has delivered or made available to the Sellers true and complete copies of its charter and other organizational documents (as currently in effect).

(b)Merger Sub is an Oregon corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted. Parent has delivered or made available to the Sellers true and complete copies of the charter and other organizational documents (as currently in effect) of Merger Sub.

(c)LLC Sub is an Oregon limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted. Parent has delivered or made available to the Sellers true and complete copies of the charter and other organizational documents (as currently in effect) of LLC Sub.

Section 5.2Authorization.  Each of Parent, Merger Sub and LLC Sub has the corporate and limited liability company power and authority to execute and deliver this Agreement and each Transaction Document to be executed by Parent, Merger Sub or LLC Sub in connection herewith and to perform each of their obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate or limited liability company action, as applicable (including any required board approvals). This Agreement and each other agreement or instrument to be executed by Parent, Merger Sub or LLC Sub in connection herewith has been duly authorized, executed and delivered by Parent, Merger Sub or LLC Sub, as applicable, and, assuming that this Agreement has been duly and validly authorized, executed and delivered by the Sellers and the Representative, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3Non-contravention.  The execution, delivery and performance by Parent, Merger Sub and LLC Sub of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation or breach of, or constitute a default under, any provision contained in the charter or other organizational documents Parent, Merger Sub and LLC Sub, (ii) conflict with or result in a violation or breach (with or without the lapse of time, the giving of notice or both) of or constitute a default (with or without the lapse of time, the giving of notice or both) under, or require the consent or approval of any third party under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) assuming receipt, filing or satisfaction of the Consents set forth in Section 5.4, any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which Parent, Merger Sub or LLC Sub is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of Parent, Merger Sub or LLC Sub, except in the case of clauses (ii) and (iii) above as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent, Merger Sub and LLC Sub to consummate the transactions contemplated by this Agreement or the other Transaction Documents (to the extent a party thereto).

Section 5.4No Consents.  No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent, Merger Sub and/or LLC Sub.

Section 5.5Litigation.  There are no lawsuits, actions, Proceedings, claims or complaints by or before any Governmental Authority, pending or, to the Knowledge of Parent, Merger Sub or LLC Sub, threatened against Parent, Merger Sub or LLC Sub seeking to challenge, prevent, enjoin or otherwise delay the consummation of the transactions contemplated hereby or under any other Transaction Document to which Parent, Merger Sub or LLC Sub is a party.

Section 5.6Financial Ability.  As of the date hereof, Parent has immediately available funds necessary to consummate the transactions contemplated by this Agreement.

Section 5.7Acknowledgement by Parent.

(a)Parent acknowledges that it has conducted an investigation, analysis and evaluation of the business, assets, condition, operations and prospects of the Company and its Subsidiaries based on documents and information obtained from the Company and other sources and, in making its determination to enter into this Agreement and to proceed with the transactions contemplated hereby, Parent has relied on the results of such investigation, analysis and evaluation and the representations, warranties, covenants and agreements expressly set forth in the Transaction Documents.

(b)Parent acknowledges and agrees that none of the Company, its affiliates nor any other Person acting on behalf of the Company has made any representation or warranty, express or implied except as expressly set forth in this Agreement or the Schedules hereto or any other Transaction Document.  Parent further agrees that none of the Company, its affiliates nor any other Person acting on behalf of the Company will have or be subject to any liability, except as specifically set forth in this Agreement, to Parent or any other Person resulting from the distribution to Parent, for Parent’s use, of any such information, including any information, document or material made available to Parent on CD-ROM, in certain “data rooms,” management presentations or any other form in expectation of this Agreement or the transactions contemplated hereby.

(c)Parent acknowledges and agrees, on behalf of itself and each Parent Indemnitee, that (i) it is reasonable for Parent to rely solely on the representations or warranties of the Sellers specifically contained in this Agreement; (ii) none of Parent or any of its affiliates are affiliated with, related to, or have a fiduciary relationship with, any Seller or any of its respective affiliates; and (iii) the Parent Indemnitees shall have a right to indemnification solely as provided in Article VIII and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by the Seller, the Company, any of their respective affiliates or any of their respective representatives or otherwise made available to Parent, except as set forth expressly in this Agreement or the Schedules.

Section 5.8Brokers.  No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent, Merger Sub or LLC Sub in connection with this Agreement or any of the transactions contemplated hereby.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1Interim Operating Covenant.  From the date hereof until the Closing, unless Parent shall otherwise consent in writing and other than as required to satisfy the conditions to Closing set forth in Sections 9.3(h) and (i), the Company shall, and shall cause its Subsidiaries to, (a) operate its business in accordance with applicable law and in the ordinary course of business, including with respect to making capital expenditures and managing cash and working capital, and use reasonable best efforts to preserve intact its current business organization, maintain its material rights, and use reasonable best efforts to keep available the services of its current officers and employees and preserve its relationships with its customers, suppliers and others having business dealings with it in such a manner that, in each case, its goodwill and ongoing businesses are not impaired in any material respect and (b) not take any action that, if taken prior to the date hereof, would have required disclosure pursuant to Section 3.7.

Section 6.2Confidentiality; Access and Information.

(a)For a period of seven (7) years from and after the Closing, each Seller and the Representative shall hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all confidential information of the Company, whether written or oral, except to the extent such information: (i) is, was or becomes generally available to or known by the public other than as a result of a breach by such Seller of this Section 6.2; (ii) is, was or becomes available to such Seller on a nonconfidential basis from a source other than the Company, its officers, directors, employees, agents or advisors; or (iii) is required by law or judicial process to be disclosed; provided that nothing in this Section 6.2(a) shall prohibit any Seller or the Representative from disclosing any information of the Company to such Seller’s or the Representative’s respective officers, directors, employees, investors, agents, counsel or advisors.

(b)For a period of seven (7) years following the Closing, Parent shall retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the past practices of the Company. Parent shall make available and shall cause the Company to make available to the Representative and its accountants, agents and representatives, upon reasonable notice, all such books and records of the Company and its Subsidiaries during normal business hours to the extent requested by the Representative in connection with any purposes contemplated by this Agreement.

Section 6.3Public Announcements.  The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Representative and Parent; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by law (including the Securities Exchange Act of 1934 and applicable stock exchange requirements). Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.

Section 6.4Employee Benefits.

(a)Parent hereby agrees that, for a period of at least twelve (12) months following the Closing Date, Parent shall or shall cause its affiliates, the Surviving Corporation and its Subsidiaries to provide to employees of the Company and its Subsidiaries who are employed by the Surviving Corporation, Parent or their affiliates immediately following the Closing Date (the “Continuing Employees”) employee benefit plans, programs and arrangements that are materially consistent with the employee benefit plans, programs and arrangements provided by Company and its Subsidiaries to Continuing Employees immediately prior to the Closing Date; provided, however, that, nothing in this Agreement shall be construed to impose any additional obligation on Parent or the Surviving Corporation to retain any of the Continuing Employees after the Closing Date.

(b)Parent hereby agrees that, from and after the Closing Date, Parent shall cause all Continuing Employees to receive credit for all service with the Company or its Subsidiaries prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation and severance benefits, under any employee benefit plan, program or arrangement established or maintained by the Company or any of its Subsidiaries or by Parent or any of its affiliates on or after the Closing Date, whether or not such plan, program or arrangement is a Company Benefit Plan (the “New Plans”). In addition, Parent hereby agrees that Parent shall, or shall cause its affiliates, the Surviving Corporation and its Subsidiaries to (i) cause to be to waived all pre-existing condition exclusions, coverage exclusions, actively-at-work requirements, eligibility waiting periods, evidence of insurability requirements and other similar limitations under any New Plan to the extent waived or satisfied under a comparable Company Benefit Plan, and (ii) cause any covered expenses incurred or payments made under any Company Benefit Plans on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan.

(c)Parent hereby agrees to cause the Surviving Corporation and its Subsidiaries, from and after the Closing, to continue to be bound by and comply with the terms of all agreements, written employment agreements and severance agreements of the Company and its Subsidiaries existing on the date hereof except to the extent this Agreement calls for a termination of such agreement.

(d)Nothing contained herein shall be deemed to be the adoption of, or an amendment to, any employee benefit plan (as that term is defined in Section 3(3) of ERISA), or otherwise limit the right of the Company, Parent or any of their respective affiliates to amend, modify or terminate any such employee benefit plan.

(e)This Section 6.4 shall not create any third party beneficiary or other rights in any Continuing Employee or any other employee or former employee of the Company or any of its Subsidiaries (including any beneficiary or dependent of any of the foregoing) in respect of continued employment (or resumed employment) with, or any pay or employee benefits from, Parent, the Company or any of their respective affiliates.

Section 6.5Indemnification of Directors and Officers; Tail Policy.  For a period of six years after the Effective Time, the Surviving Corporation shall honor to honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the directors and officers of the Company as and to the extent provided in the governing documents of the Company as in effect on the date hereof and set forth in Schedule 6.5, and shall not amend, repeal or otherwise modify such governing documents in any manner that would adversely affect any such rights thereunder without the written consent of the person benefited thereby, in each case unless and to the extent otherwise provided by applicable law. Further, the Company shall obtain prior to the Closing an irrevocable six (6) year “tail” or “run-off” insurance policy with respect to directors' and officers' fiduciary liability that is tied to, and has the same general terms and limits as, the existing directors’ and officers’ fiduciary liability policy (the “Tail Policy”) in form and substance reasonably acceptable to the Representative.

Section 6.6Exclusivity.  Until the Closing or the earlier termination of this Agreement, none of Representative, the Company or the Sellers shall discuss, negotiate or enter into any agreement with any Person other than Parent regarding the terms of any sale of the Company or any of its Subsidiaries or any securities or assets thereof, whether such transaction is structured as a sale of stock or assets, a merger, reorganization, recapitalization or otherwise.

Section 6.7Interim Tax Covenant.  Until the Closing, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld), make any material election relating to Taxes, change any election relating to Taxes, enter into any closing agreement, surrender any right to claim a refund of an amount of Taxes, settle or compromise any Tax claim or assessment, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incur any liability for Taxes outside the ordinary course of business, fail to pay any Tax that becomes due and payable (including any estimated Tax payments), or adopt or change any Tax accounting method, provided that if such election, change, agreement, surrender, settlement, compromise, amendment, consent, incurrence, failure, adoption or change is required by applicable law, then the Parent’s refusal to provide written consent to such would not be reasonable.

Section 6.8Further Assurances.  Each of Parent, Representative and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by each other party, to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.9Resignations.  The Sellers shall deliver to Parent written resignations, effective as of the Closing, of the members of the Board of Directors of the Company, the governing board of each of the Subsidiaries, except those designated by Parent in writing prior to the Closing Date that shall continue as directors or members of the governing board of the Company or any of its Subsidiaries following the Closing.

Section 6.10Legend and Securities Compliance.

(a)The Sellers agree that all certificates or other instruments representing the Parent Common Stock subject to this Agreement will bear legends substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)In connection with a sale or transfer of the Parent Common Stock by a Seller in reliance on Rule 144 promulgated under the Securities Act, the applicable Seller or its broker shall deliver to the transfer agent (which, for the avoidance of doubt, may be the Parent with respect to the Parent Common Stock) and Parent a representation letter providing to the transfer agent and Parent any information Parent deems necessary to determine that the sale of such Parent Common Stock is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Seller is not an “affiliate’ of Parent (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the Parent Common Stock has been held.  Upon receipt of such representation letter and such determination, Parent shall promptly direct its transfer agent to remove the notation of a restrictive legend to the extent relating to securities law compliance in such Seller’s or the book-entry account maintained by the transfer agent, including the legend referred to in Section 6.10(a) to the extent relating to securities law compliance, and Parent shall bear all costs associated with the removal of such legend in Parent’s books.  At such time as the Parent Common Stock has been sold pursuant to an effective registration statement under the Securities Act permitting the public resale of the Parent Common Stock, if any, or has been held by any Seller for more than one year where such Seller is not, and has not been in the preceding three months, an “affiliate” of Parent (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Seller still bears the notation of the restrictive legend referred to in Section 6.10(a), Parent agrees, upon request of the Seller or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 6.10(a) to the extent relating to securities law compliance and Parent shall bear all costs associated with the removal of such legend in Parent’s books, regardless of whether the request is made in connection with a sale or otherwise, so long as such Seller or its permitted assignee provides to Parent any information Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an “affiliate” of Parent (as defined in Rule 144 promulgated under the Securities Act) and regarding the length of time the Parent Common Stock has been held, a covenant to inform Parent if it should thereafter become an “affiliate” (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such Parent Common Stock has been held.  Parent shall cooperate with each Seller to effect the removal of the legend referred to in Section 6.10(a) at any time such legend is no longer appropriate.

Section 6.11Supplemental Disclosure.  Prior to Closing, the Company will be permitted to supplement (including by the addition of new Schedules) or amend in writing the Schedules hereto with respect to any matter, event, condition, fact, circumstance or development that arises from or relates to the period of time beginning after the date of this Agreement or that should have been disclosed prior to the date hereof but was omitted from the appropriate Schedules; provided, however, if such matter, event, condition, fact, circumstances or development set forth in any supplement or amendment (i) would be required to be included in the Schedules in order for the representations and warranties of the Company to be accurate at Closing and (ii) would constitute a material breach of any representation or warranty if such supplement or amendment were not made, then Parent shall be entitled to terminate this Agreement as provided in Section 10.1(b)(iii).  If the Closing is thereafter consummated, then the supplement or amendment shall be deemed to have been included in the Schedules, to have modified or amended the applicable representation or warranty and to have cured any misrepresentation or breach of this Agreement, and the Parent Indemnified Parties shall be deemed to have waived any rights for indemnification under this Agreement arising from or relating to the matter, event, condition, fact, circumstance or development that is the subject of such supplement or amendment.  Notwithstanding anything to the contrary set forth herein and for the avoidance of doubt, any supplement or amendment to any Schedules with respect to a matter that, on an individual basis or collectively with any related matters, results or would result in a liability to the Company or the Surviving Corporation of greater than $200,000, shall de deemed to be “material” for purposes of the proviso set forth in the first sentence of this Section 6.11.

Article VII

TAX MATTERS

Section 7.1Tax Matters.

(a)The Sellers shall be responsible for all local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement (the “Transfer Taxes”), together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties.  Any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by Parent and, if required by applicable law, the parties hereto shall, and shall cause their affiliates to, join in the execution of any such Tax Returns or other documentation.

(b)The Sellers shall cause the Company to file all material Tax Returns of the Company and its Subsidiaries required to be filed on or before the Closing Date and pay all Taxes due and payable by the Company on or prior to the Closing Date. Parent shall cause the Surviving Corporation to prepare (using Ford Black & Co., P.C., the accounting firm used by the Company prior to the Closing) and Parent shall be responsible for filing (or causing the Company and its Subsidiaries’ to file), all Tax Returns relating to a Pre-Closing Tax Period of the Company and its Subsidiaries required to be filed after the Closing Date including any Tax Returns relating to a Straddle Period.  Parent shall provide the Representative with copies of any Tax Return relating to a Pre-Closing Tax Period by the date that is thirty (30) days prior to the filing of such Tax Return for its review and comment.  Sellers retain the right to any refund of Income Taxes in respect of any Tax Return relating to a Straddle Period to the extent such refund relates to a Pre-Closing Tax Period or any Tax return relating to any period ending on or before the Closing Date, which refund shall be paid over to the Representative on behalf of the Sellers promptly following receipt by the Surviving Corporation or its successor of such refund.

(c)Unless otherwise required by applicable law or Governmental Authority, Parent will not (i) file, or cause or permit the Surviving Corporation or any of its Subsidiaries to file, an amended Tax Return with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period without the prior written consent of the Representative, or (ii) cause or permit the Surviving Corporation or any of its Subsidiaries to make any Tax election that has retroactive effect to any Tax period ending on or before the Closing Date without the prior written consent of the Representative (which consent shall not be unreasonably withheld or delayed).

Section 7.2Tax Indemnification.  The Sellers shall indemnify the Company, Parent, the Surviving Corporation, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any of the representations and warranties set forth in Section 3.10; (b) any Loss attributable to any breach or violation by the Sellers of, or failure of the Sellers to fully perform, any covenant, agreement, undertaking or obligation in this Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all income or franchise Taxes of any member of an Affiliated Group (other than an Affiliated Group that includes Parent or any of its Affiliates (other than the Company and its Subsidiaries)) of which the Company or any of its Subsidiaries (or any predecessor of the Company or its Subsidiaries) is or was a member on or prior to the Closing Date that are imposed on the Company or its Subsidiaries under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law (but excluding any such liability for such Taxes to the extent directly or indirectly attributable to membership in any Affiliated Group for any period (or any portion of a period) beginning after the Closing Date); and (e) any and all Taxes of any Person imposed on the Company or its Subsidiaries arising under the principles of transferee or successor liability or by contract, if the liability for such Taxes relates to an event or transaction both occurring before the Closing Date and effected or entered into by the Company or any of its Subsidiaries prior to the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith; provided, however, that the Sellers shall not be responsible for, and shall have no obligation to indemnify and hold the Company, Parent, the Surviving Corporation or any Parent Indemnitee harmless from and against (1) Taxes resulting from any breach by Parent of Section 7.1(c), or (2) Taxes, to the extent such Taxes are treated as a liability in the calculation of Closing Working Capital. The Representative and the Sellers shall reimburse Parent for any Taxes of the Company that are the responsibility of the Sellers pursuant to this Section 7.2 within ten (10) Business Days after payment of such Taxes by Parent or the Company.  Notwithstanding anything to the contrary set forth herein, the obligation of the Sellers to indemnify and hold harmless the Company, Parent, the Surviving Corporation and each Parent Indemnitee, from and against any of the matters set forth in the first sentence of this Section 7.2 shall be governed solely by this Section 7.2.

Section 7.3Contests.  After the Closing Date, Parent shall promptly notify the Representative of the receipt of any written notice by the Surviving Corporation, Parent or any of Parent’s affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to Article VIII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder, except to the extent the Sellers shall have been materially prejudiced by such failure. The Representative shall be entitled (at the Sellers’ expense) to participate and, at its option, take control of the defense of any pending or threatened Tax Claim, in whole or in part (including any resulting litigation), and to employ counsel of its choice at its expense. If the Representative elects to assume the defense of a Tax Claim, the Representative shall keep Parent reasonably informed of all material developments relating to such Tax Claim, and shall allow Parent sufficient notice and opportunity to participate in the Tax Claim to the extent of any claims for Taxes for which Parent (or the Company or any Subsidiary) may be liable. Neither Parent nor the Representative shall settle or compromise (or cause to be settled or compromised) a matter involving a claim for Taxes for which the other party may be liable under this Agreement without the prior written consent of such other party, which consent shall not be unreasonably delayed, conditioned or withheld, unless Parent or the Representative, as the case may be, waives the right to be indemnified for the issue being conceded or settled. To the extent the Representative elects to control a Tax Claim pursuant to this Section 7.3, the Representative shall use (and shall cause the Sellers and their affiliates to use) its commercially reasonable efforts to separate from any such Tax Claim any item in respect of which an indemnity is not sought by Parent pursuant to Article VIII, and to permit, to the greatest extent possible, Parent to control the contest of any such item.

Section 7.4Tax Characterization and Reporting of Merger and LLC Sub Merger.

(a)This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g) and the Merger and the LLC Sub Merger are intended to constitute steps in an integrated plan, within the meaning of Rev. Rul. 2001-46, which, taken together, qualify as a reorganization described in Section 368(a)(1)(A) of the Code. Until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger and the LLC Sub Merger to qualify, and no party hereto will knowingly (i) take any action or cause any action to be taken that causes the Merger and the LLC Sub Merger not to qualify, as a reorganization described in Section 368(a)(1)(A) of the Code or (ii) fail to take any action, or cause any action to fail or to be taken, which if taken would prevent the Merger and the LLC Sub Merger from not qualifying as such a reorganization.  Following the Effective Time, neither Parent, the Company, LLC Sub nor any affiliate thereof shall (a) knowingly take any action or cause any action to be taken that causes the Merger and the LLC Sub Merger not to qualify as such a reorganization or (b) knowingly fail to take any action or fail to cause any action to be taken if the taking of such action would prevent the Merger and the LLC Sub Merger from failing to qualify as such a reorganization.  Notwithstanding the foregoing, under no circumstances shall Parent or Merger Sub be required to alter or amend the Merger Consideration to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and under no circumstances shall the failure so to alter or amend the Merger Consideration be deemed a breach of this Section 7.4.

(b)For federal income tax (and, where applicable, state and local income tax) purposes, (i) the parties shall treat and report the Merger and the LLC Sub Merger in a manner consistent with the intended tax treatment described in subsection (a) above and (ii) no party shall take any position for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes) which is inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  If a “determination” within the meaning of Section 1313(a) of the Code is made that the Merger does not qualify as a reorganization described in Section 368(a) of the Code, the parties shall treat the Merger as a taxable sale of the stock of the Company by the Sellers to Parent.

Section 7.5Cooperation and Exchange of Information.  The Representative and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company or any of its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Tax Authority. Each of the Representative and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and any of its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date, the Representative or Parent (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials. Notwithstanding anything in this Section 7.5 or elsewhere in this Agreement to the contrary, the Representative shall not be required to furnish to Parent any Tax Returns (or information related thereto) of the Sellers or their affiliates (other than the Company and its Subsidiaries), including any Tax Return of an Affiliated Group of which the Sellers or any affiliate of any Seller (other than the Company or any of its Subsidiaries) is a member.

Section 7.6No Section 338 Elections.  None of Parent, the Company, Merger Sub or the Selling Shareholders shall make any elections under Section 338 of the Code with respect to the Merger or any of the other transactions described in this Agreement.

Section 7.7Survival.  Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in Section 3.10 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.8Overlap.  To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

Article VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1Survival.  The representations and warranties of the Company and the Sellers contained in Article III and Article IV of this Agreement (other than the Tax Representations, which shall be governed by Section 7.2) and the representations and warranties of Parent contained in Article V of this Agreement shall survive the Closing for eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties in Sections 3.1, 3.2, 3.5, 3.10, 3.11, 3.21, 3.22, 4.1(a), 4.1(b)(ii), 4.1(b)(iii), 4.2 and 4.4 (the “Fundamental Representations”) and in Sections 5.1, 5.2 and 5.3(i) shall survive until the expiration of the applicable statute of limitations (such eighteen (18) month period or period ending on the expiration of the applicable statute of limitations, as applicable, the “Survival Period”).  The covenants and agreements of the parties that require performance on or after the Closing shall expire in accordance with their terms and claims in respect thereof shall survive until the later to occur of (a) when performance is no longer required or (b) ninety (90) days after expiration of the applicable statute of limitations. No claim for indemnification pursuant to this Article VIII shall or may be made after the date on which the applicable Survival Period has expired. Notwithstanding the foregoing, in the event that notice of a claim for indemnification under this Article VIII is given in accordance with this Article VIII before the expiration of the applicable Survival Period, and such claim shall not have been resolved prior to such applicable date, the representations, warranties, covenants or agreements that are the subject of such claim shall survive solely with respect to such claim. No claim for indemnification pursuant to this Article VIII shall or may be made after the date on which the applicable Survival Period has expired.

Section 8.2General Indemnification.

(a)Subject to Section 8.5 and the other provisions of this Article VIII, after the Closing, each of the Sellers, severally and not jointly, agrees to indemnify, defend and hold Parent, the Surviving Corporation, and each of their officers, directors and/or employees (each a “Parent Indemnitee” and together the “Parent Indemnitees”) harmless from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses, but excluding punitive, exemplary, special or consequential damages, or any damages measured by lost profits or a multiple of earnings; provided, however, that the foregoing exclusions shall not apply to the extent such damages are asserted by a third party in claims for indemnification with respect to Third Party Claims) (each a “Loss” and, collectively, “Losses”) as a result of or arising out of:

(i)the breach of any representation or warranty made by the Company or the Sellers in Article III (other than the breach of the Tax Representations, which shall be governed by Section 7.2) or by the applicable Seller in Article IV of this Agreement as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date),

(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement;

(iii)the breach by such Seller of any of its covenants or agreements contained herein that are required to be performed after the Closing Date (other than the breach by such Seller of any covenants or agreements set forth in Article VII, which shall be governed exclusively by Section 7.2); or

(iv)any Seller Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent at the Closing, in each case, to the extent not taken into account in the determination of the Closing Consideration.

(b)Subject to Section 8.5 and the other provisions of this Article VIII, after the Closing, Parent agrees to indemnify, defend and hold each of the Sellers and their respective officers, directors, employees, partners and members (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss as a result of or arising out of (i) the breach of any representation or warranty made by Parent in Article V of this Agreement, (ii) any breach by Parent of any of its covenants or agreements contained herein that are required to be performed after the Closing Date, and (iii) any breach by the Company of any of its covenants or agreements contained herein that are required to be performed after the Closing.

(c)All indemnification payments under this Article VIII shall be adjustments to the Purchase Price except as otherwise required by applicable law.

Section 8.3Notice of Claims.  Any party seeking indemnification under this Article VIII (the “Indemnified Party”) shall, within the relevant limitation period provided for in Section 8.1, promptly notify the party obligated to indemnify such Indemnified Party (or, in the case of a Parent Indemnitee seeking indemnification, such Parent Indemnitee shall promptly notify the Representative) (such notified party, the “Responsible Party”) in writing (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount and the method of computation of the amount of such claim and a reference to the provision of this Agreement upon which such claim is based; provided that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such written notice shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party shall have been materially prejudiced by such failure. The Indemnified Party shall give the Responsible Party reasonable access to the books, records and assets of the Indemnified Party (and, in the case the Indemnified Party is a Parent Indemnitee, of the Company and its Subsidiaries) which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon reasonable prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party (or the Company or its Subsidiaries, as applicable) related thereto.

Section 8.4Third Party Claims.

(a)In the case of a claim, action, suit or proceeding by a third party (a “Third Party Claim”) as to which indemnification is sought by an Indemnified Party, the Responsible Party shall have ninety (90) days after receipt of the Claim Notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with it in connection therewith; provided that the Responsible Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Responsible Party assumes the defense of a Third Party Claim, the fees and expenses of counsel chosen by the Representative shall be paid using the funds in the Escrow Account, and the Indemnified Party shall have the right to participate in but not control such defense through counsel chosen by such Indemnified Party; provided that the fees and expenses of such counsel shall be borne by such Indemnified Party; provided further, however, that if in the reasonable opinion of counsel to the Indemnified Party, (A) There are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, provided that the Indemnifying Party shall not be responsible for more than one (1) such counsel for all the Indemnified Parties and such counsel shall be selected by the Indemnifying Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim except with the prior written consent of the Responsible Party (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim without the prior consent of the Responsible Party; provided that in such event it shall waive any right to indemnity by the Responsible Party or from the Escrow Account, as the case may be, for such claim. If the Responsible Party does not notify the Indemnified Party within ninety (90) days after the receipt of the Claim Notice that it elects to undertake the defense thereof or is otherwise prohibited from doing so pursuant to the terms hereof, the Indemnified Party shall have the right to contest, settle or compromise the claim without consent and shall not thereby waive any right to indemnity pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, either (i) enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim, or (ii) consent to the entry of any judgment.

(b)The Parties shall cooperate with each other in all reasonable respects in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to each party and its agents and representatives to, and reasonable retention by each party of records and information which have been identified by the other party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall cooperate with each other in any notifications to insurers.

Section 8.5Limitations on Indemnification Obligations.

(a)Indemnification under this Article VIII shall not be available to any Indemnified Party unless such Indemnified Party first uses commercially reasonable efforts to obtain recovery from any Third Party Source (as defined below) for the applicable claim or Loss before making any claim for indemnification against the Responsible Party. The Responsible Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Third Party Source. If the amount to be netted hereunder from any payment required under Section 8.2(a) is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article VIII, the Indemnified Party shall repay to the Responsible Parties, promptly after such determination, any amount that the Responsible Parties would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

(b)The Parent Indemnitees shall not have a right to assert claims under any provision of this Agreement for any Losses to the extent that such Losses relate to actions taken by or omitted to be taken by Parent or the Company after the Closing Date.

(c)The rights of the Parent Indemnitees to indemnification pursuant to the provisions of Section 8.2(a) are subject to the following limitations:

(i)The amount of any and all Losses will be determined net of any (A) accruals or reserves on the Company Financial Statements or the Conclusive Final Closing Statement, (B) amounts recovered by the Parent Indemnitees under indemnification agreements or arrangements with third parties or under insurance policies with respect to such Losses (and no right of subrogation shall accrue to any such third party indemnitor or insurer hereunder) (each such source named in this clause (B) a “Third Party Source”) and (C) an amount equal to any Tax savings or benefits realized or realizable by the Indemnified Party as calculated on a with or without basis. Each Indemnified Party shall use its commercially reasonable efforts to recover all amounts payable from a Third Party Source under any insurance policy or any other Contract prior to seeking indemnification hereunder.

(ii)The Parent Indemnitees shall not be entitled to recover for any Losses pursuant to Section 8.2(a)(i) unless the Loss resulting from such claim or series of related claims equals or exceeds $15,000 (the “Mini-Basket”); provided that this limitation shall not apply with respect to (A) breaches of the Fundamental Representations and any covenants contained herein or (B) the indemnification obligations set forth in Section 8.6 ((A) and (B) collectively, “Special Indemnified Matters”).  In addition, the Parent Indemnitees shall not be entitled to recover any Loss pursuant to Section 8.2(a)(i) in excess of the Mini-Basket unless and until the aggregate amount of all Losses (both before and after the relevant Mini-Basket shall have been exceeded) exceeds $390,000.00 (the “Threshold”), after which the Parent Indemnitees shall be entitled to recover all Losses in excess of both the Mini-Basket and the Threshold; provided that the limitations set forth in this Section 8.5(c)(ii) shall not apply with respect to Losses arising out of or resulting from Special Indemnified Matters.

(iii)Notwithstanding anything to the contrary herein, other than with respect to Special Indemnified Matters, in no event shall the Parent Indemnitees be entitled to recover more than the amount of cash and shares of Parent Common Stock then in the Escrow Account; provided that the maximum aggregate liability of each of the Sellers for Losses arising out of or resulting from claims in respect of Special Indemnified Matters (including with respect to claims of Fraud with respect to Special Indemnified Matters) shall be an amount equal to the Purchase Price actually received by such Seller hereunder, provided, further however, that Parent Indemnities shall first recover Losses for Special Indemnified Matters from the Escrow Account.

(iv)The Parent Indemnitees shall not be entitled to recover from the Sellers, collectively, pursuant to this Article VIII more than once in respect of the same Losses suffered.

(d)Notwithstanding anything contained herein to the contrary, other than with respect to Special Indemnified Matters, after the Closing, on the date that the amount of cash and shares of Parent Common Stock in the Escrow Account is reduced to zero, the Parent Indemnitees shall have no further rights to indemnification under this Agreement.

(e)For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)Notwithstanding anything to the contrary contained herein, upon any Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article VIII, such Indemnified Party shall utilize commercially reasonable efforts, consistent with normal practices and policies, to mitigate such Losses, and any Losses to the extent directly resulting from such Indemnified Party’s failure to comply with the foregoing shall be excluded from the Losses recoverable by such Indemnified Party from the Responsible Party hereunder.

(g)No Responsible Party shall be liable for any Losses in respect of any liability or Loss which is contingent unless and until such contingent liability or Loss becomes an actual liability or Loss and is due and payable. No Responsible Party shall be liable to pay any amount in discharge of a claim under this Article VIII unless and until the liability or Loss in respect of which the claim is made has become due and payable.

(h)No Indemnified Party shall have any right to assert any claim against any indemnifying party hereunder (an “Indemnifying Party”) with respect to any Loss, cause of action or other claim to the extent such Loss, cause of action or claim is a Loss, cause of action or claim: (i) with respect to which such Indemnified Party or any of its affiliates has taken action (or caused to be taken) with the primary intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the applicable Survival Date; or (ii) arising from or related to Non-Permitted Testing.

Section 8.6Special Indemnity.

(a)Parent shall have no liability for, and the Sellers shall, severally and not jointly, indemnify Parent from and against, any Loss arising as a result of or in connection with a claim by a Seller against Parent for any actions taken by the Representative with respect to the allocation and distribution to the Sellers of the cash proceeds received by the Representative pursuant to this Agreement or the Escrow Agreement.

(b)Parent, the Surviving Corporation and LLC Sub shall have no liability for, and the Sellers shall, severally and not jointly, indemnify Parent, the Surviving Corporation and LLC Sub from and against, any Loss (i) arising as a result of or in connection with the JTW Transfer, (ii) related to or in connection with the operation of the business carried on by JTW Partners, LLC prior to, on and after the Closing and (iii) arising with respect to any individual performing services as an employee or independent contractor of JTW Partners, LLC, the Company or any of their affiliates prior to the Closing Date, and whose duties primarily related to the business of JTW Partners, LLC, whether or not such individual was employed by, engaged by or paid by the Company or participated in any Company Benefit Plan prior to the Closing Date.

(c)Parent, the Surviving Corporation and LLC Sub shall have no liability for, and the Sellers shall, severally and not jointly, indemnify Parent, the Surviving Corporation and LLC Sub from and against, any Loss (i) arising as a result of or in connection with the WEL Contribution and (ii) related to or in connection with the operation of the business carried on by Wright Equipment & Leasing, LLC prior to the Closing.

(d)The Sellers shall, severally and not jointly, indemnify Parent, the Surviving Corporation and LLC Sub from and against any Loss as a result of the refund of Income Taxes received by the Surviving Corporation in respect of the Tax Return of the Company for the fiscal year ended March 31, 2018 being in an amount less than the Income Tax Receivable, in which case Parent shall have the right to receive from the Escrow Account an amount equal to the difference between the Income Tax Receivable and the refund of income Taxes actually received in respect of the Tax Return of the Company for the fiscal year ended March 31, 2018.  In the event that the refund of Income Taxes received by the Surviving Corporation in respect of the Tax Return of the Company for the fiscal year ended March 31, 2018 is greater than the amount of the Income Tax Receivable, the Surviving Corporation shall pay such difference to the

Representative for further distribution to the Sellers promptly following receipt by the Surviving Corporation of such refund.

Section 8.7Exclusive Remedy.

(a)Notwithstanding anything else contained in this Agreement to the contrary, but except to the extent provided in Section 10.1, after the Closing, (a) other than with respect to claims in respect of Section 6.5 and/or Section 10.1, indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy with respect to any and all claims by Parent Indemnitees (whether in contract or tort) relating to this Agreement or any other Transaction Document, the Sellers, the Company, the shares of Common Stock, the events giving rise to or subject matter of this Agreement and/or the transactions contemplated hereby, and the parties hereto expressly disclaim that they are owed any duties or obligations other than the indemnification obligations expressly set forth in this Article VIII, and (b) other than with respect to claims in respect of Section 6.5 and/or Section 10.1, making a claim for a proper distribution from the Escrow Account shall be the sole and exclusive remedy available to the Parent Indemnitees for any Loss, Losses or other amounts arising under the indemnification obligations set forth herein, or otherwise in respect of any Transaction Document and/or the transactions contemplated hereby or thereby other than with respect to claims for Losses with respect to Special Indemnified Matters as set forth in Section 8.5(c)(iii).  Without limiting the generality or effect of the foregoing, as a material inducement to the Sellers entering into this Agreement, Parent hereby waives, from and after the Closing, any claim or cause of action (including, without limitation, any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or any other Transaction Document or as an inducement to enter into this Agreement or any other Transaction Document) known and unknown, foreseen and unforeseen, which it or any of its affiliates (including after the Closing, the Company) may have against the other parties hereto or their directors, officers or shareholders, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws (including any relating to tax, environmental or employee matters), by reason of this Agreement, the events giving rise to or subject matter of this Agreement and the transactions contemplated hereby, except for claims pursuant to Section 12.12 or brought under and subject to the terms, conditions and limitations of the provisions contained in this Article VIII.

(b)For the avoidance of doubt, liabilities for fraud shall not be subject to the limitations in Section 8.5(c)(ii).

Section 8.8Distributions from the Escrow Account.

(a)In the event that, following the Closing Date, any Parent Indemnitee incurs Losses for which it believes it is entitled to indemnification pursuant to this Article VIII, then promptly after Parent’s submission to the Representative of a Claim Notice and Parent’s and the Representative’s mutual agreement regarding an amount of indemnifiable Losses, Parent and the Representative promptly shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent from the Escrow Account such funds and shares of Parent Common Stock as, in the aggregate, are equal to the undisputed amount.  For purposes of determining the number of shares of Parent Common Stock to be released to the Representative pursuant to this Article VIII, such shares of Parent Common Stock shall be valued at the Parent Common Stock Conversion Price.  In the event that Parent and the Representative do not agree that the Parent Indemnitee is entitled to indemnification under this Article VIII, or Parent and the Representative do not agree to an undisputed amount of such indemnifiable Losses, then the Representative shall be entitled to contest the Parent Indemnitee’s claim for indemnification by submitting a written response to Parent.

(b)On the twelve (12)-month anniversary of the Closing Date (the “Interim Escrow Funds Distribution Date”), the Escrow Agent shall disburse to the Representative (for the ratable benefit of the Sellers) an amount equal to (i) one-half of the Escrow Amount, less (ii) the amount of any disbursement of funds out of the Escrow Account prior to the date thereof, less (iii) such portion of the Escrow Amount subject to any outstanding unresolved Claim Notice delivered prior to the Interim Escrow Funds Distribution Date. On the eighteen (18)-month anniversary of the Closing Date (the “Final Escrow Funds Distribution Date”), the Escrow Agent shall disburse to the Representative (for the ratable benefit of the Sellers) an amount equal to (i) the remaining balance of the Escrow Amount, less (ii) such portion of the Escrow Amount subject to any outstanding unresolved Claim Notice delivered prior to the Final Escrow Funds Distribution Date.  In each case, after receipt of such funds, the Representative shall distribute to each Seller its portion of the Escrow Account. Any amounts in the Escrow Account after the resolution of all of the matters subject to any outstanding unresolved Claim Notice delivered prior to the Escrow Funds Distribution Date shall be distributed to the Representative for ratable distribution to the Sellers in accordance with the terms of the Escrow Agreement.

(c)Any amount to be released to the Sellers pursuant to this Article VIII shall be satisfied by releasing cash and shares of Parent Common Stock in the same ratio as the Base Cash Purchase Price and the Base Equity Purchase Price, respectively, bear to the Base Purchase Price.  For purposes of determining the number of shares of Parent Common Stock to be released from the Escrow Account at any time, each share of Parent Common Stock shall be valued at an amount equal to the Parent Common Stock Conversion Price.

Article IX

Conditions to Closing

Section 9.1Conditions to Each Party’s Obligations.  The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a)Company Approval.  The shareholders of the Company, acting at a duly called meeting or by sufficient written consent, shall have approved the Merger, this Agreement and the transactions contemplated hereby.

(b)No Governmental Restraint.  No order, decree or injunction of any Governmental Authority shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, Proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent with respect thereto.

Section 9.2Conditions to the Company’s Obligations.  The obligation of the Company and each of the Sellers to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a)Representations and Warranties.  (i) The representations and warranties of Parent set forth in Article V shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) Parent and Merger Sub shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b)Closing Deliverables.  Each of Parent and Merger Sub shall have delivered, or caused to be delivered, to Company each of the agreements, certificates and other documents required to be delivered by it at the Closing pursuant to Section 2.3(c).

(c)No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred, and no circumstances shall exist that can reasonably be expected to result in a Material Adverse Effect.

Section 9.3Conditions to Parent’s Obligations.  The obligation of Parent to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Parent (in its sole discretion):

(a)Representations and Warranties.  (i) The representations and warranties of the Company set forth in Article III and of the Sellers set forth in Article IV shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the Company and the Sellers shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b)Closing Deliverables.  Each of the Company and the Sellers shall have delivered, or caused to be delivered, to Parent each of the agreements, certificates and other documents required to be delivered by it at the Closing pursuant to Section 2.3(d).

(c)No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred and no circumstances shall exist that can reasonably be expected to result in a Material Adverse Effect.

(d)Consents.  Parent shall have received each of the consents, approvals, orders or authorizations set forth on Schedule 2.3(d)(xii).

(e)Contract Terminations. Parent shall have received each of the contract terminations set forth on Schedule 2.3(d)(xi).

(f)Transfer of Assets.  The Company shall have delivered to Parent evidence in a form and substance reasonably satisfactory to Parent that (i) each piece of leased equipment set forth on Schedule 9.3(f) has been irrevocably transferred to the Company by Wright Equipment & Leasing, LLC and (ii) each of the related lease agreements set forth on Schedule 9.3(f) have been terminated.

(g)Certificates.  Parent shall have received Certificates representing 100% of the outstanding shares of Common Stock.

(h)JTW Transfer.  Parent shall have received evidence in form and substance reasonably satisfactory to Parent that the entire interest in JTW Partners, LLC, an Oregon limited liability company, held by the Company prior to the Closing Date (including all related assets, liabilities, contracts, benefit plans, employees) has been transferred to a Person other than the Company and that the outstanding intercompany payable between the Company and JTW Partners, LLC, in the aggregate amount of $2.1 million as of the date hereof, has been forgiven and extinguished (the “JTW Transfer”).

(i)WEL Transfer.  Parent shall have received evidence in form and substance reasonably satisfactory to Parent that the entire interest in Wright Equipment & Leasing, LLC, an Oregon limited liability company, outstanding prior to the Closing Date (including all related assets, including the assets set forth on Schedule 9.3(i), but specifically excluding any employees, benefit plans and any liabilities other than Indebtedness to be repaid at the Closing out of the Base Cash Purchase Price) has been contributed to the Company prior to the Closing (the “WEL Contribution”).

(j)Wright Note.  Parent shall have received evidence in form and substance reasonably satisfactory to Parent that the promissory note, issued by James T. Wright in favor of the Company, in the aggregate principal amount of approximately $500,000 outstanding as of the date hereof, has been repaid in full and any Liens on the assets of the Company in connection with such promissory note have been extinguished prior to the Closing Date.

Article X

TERMINATION

Section 10.1Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Parent and the Company;

(b)by Parent by written notice to the Company:

(i)if Parent is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or any of the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.3(c) and such breach, inaccuracy or failure has not been cured by the Company or the applicable Seller within 30 days of written notice of such breach from Parent;

(ii)if any of the conditions set forth in Section 2.3(c) or Section 2.3(d) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2018, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)in the circumstances described in the proviso to the first sentence of Section 6.11.

(c)by the Company by written notice to Parent if:

(i)neither the Company nor any of the Sellers are then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.3(c) and such breach, inaccuracy or failure has not been cured by Parent within 30 days of Parent’s receipt of written notice of such breach from the Company; or

(ii)any of the conditions set forth in Section 2.3(c) or Section 2.3(d) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2018, unless such failure shall be due to the failure of the Company or any of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d)by Parent or the Company in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, and of no further force and effect (other than Section 6.5, this Section 10.2 and Article XII (except for Section 12.12), which shall survive any termination of this Agreement and remain in full force and effect), and there shall be no liability on the part of any party to any other party, provided that nothing herein shall relieve any party from any liability resulting from any willful and material breach of this Agreement by such Party prior to such termination.

Article XI

REPRESENTATIVE OF THE SELLERS

Section 11.1Authorization of Representative.

(a)Each Seller hereby appoints, authorizes and empowers James T. Wright as a representative (the “Representative”), for the benefit of such Seller, as the exclusive agent and attorney-in-fact to act on behalf of such Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)as Representative, to enforce and protect the rights and interests of the Sellers (including the Representative, in its capacity as a shareholder in the Company) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VIII), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of any Seller, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent and/or Company, defending any Third Party Claims or Claims by the Parent Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Company and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Company or any other Person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Sellers, and/or the Escrow Funds, and receive process on behalf of any or all of the Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; (E) to finalize any post-Closing adjustments pursuant to Section 2.4, and (F) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv)to refrain from enforcing any right of the Sellers or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing;

(v)(A) to accept any portion of the Purchase Price payable to the Sellers (on behalf of the Sellers ) and to deliver wire instructions to Parent in connection therewith; (B) to supervise the Closing; (C) to take any and all actions that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with indemnification under Article VIII and the Escrow Agreement; and (D) to take any and all actions that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or the Sellers in connection with the Transaction Documents and the transactions contemplated thereby; and

(vi)to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)The Representative shall not be entitled to any success fee for the performance of its services hereunder but shall be entitled to the payment of all costs and expenses incurred as the Representative. In connection with the foregoing, at the Closing, the Sellers shall transfer an amount in cash designated by the Representative in writing to Parent prior to the Closing (such amount, the “Expense Funds”) of the Purchase Price otherwise payable at Closing pursuant to Section 2.3(c)(iv) to the Representative, to be used by the Representative to pay the costs and expenses that it incurs in its capacity as the Representative. In addition, to the extent that the Expense Funds are at any time insufficient (as determined by the Representative in its sole discretion) to cover all of the costs and expenses incurred by the Representative in its capacity as the Representative, then the Representative may, at its option, (x) retain such portion of the Escrow Amount distributed to the Representative pursuant to the terms hereof and of the Escrow Agreement (only when such portion of the Escrow Amount is released to the Representative in accordance with the Escrow Agreement) as determined by the Representative in its sole discretion for purposes of reimbursement of such costs and expenses; (y) retain such amount of the proceeds received by the Sellers after the Closing Date under any term or provision of this Agreement; and (z) seek reimbursement of such costs and expenses from the Sellers. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Expense Funds (if any) pro rata to the Sellers in accordance with their respective Ownership Percentages. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document and (ii) the Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller. Each Seller shall indemnify, pro rata based upon their respective Ownership Percentages, the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, subpoena, challenge, action or proceeding, or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise. In the event of any indemnification hereunder, upon written notice from the Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency (pro rata based upon such Seller’s Ownership Percentage); provided that no such Seller shall be liable for that portion of any claim of indemnification, individually or in the aggregate, that is in excess of such Seller’s pro rata portion of the Purchase Price to which such holder is entitled pursuant to this Agreement.

(c)All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of the Escrow Agreement.

(d)Parent and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(e)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller; and (ii) shall survive the Closing.

Article XII

MISCELLANEOUS

Section 12.1Notices.  All notices, requests, consents, claims, demands, waivers or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by electronic mail or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or by electronic mail on the date such electronic mail is sent (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the Recipient, if mailed by overnight courier service guaranteeing next day delivery, one day after mailing, or if mailed in any other way, then upon receipt, as follows:

If to Parent and Merger Sub (and the Surviving Corporation after the Closing):

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Attention: Michael Magill

Facsimile: 800-759-4271

Email: Michael_Magill@ennis.com

with a copy to (which shall not constitute notice):

Baker Botts, L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Neel Lemon

Facsimile: 214-661-4954

Email: neel.lemon@bakerbotts.com

If to the Company (prior to the Closing):

Wright Business Forms, Inc.

18440 NE San Rafael

Portland, Oregon 97230

Facsimile: (503) 661-0515

Email: jwright@wrightbg.com

Attention: James T. Wright

with a copy to (which shall not constitute notice):

Dunn Carney LLP

851 SW Sixth Avenue

Suite 1500

Portland, Oregon 97204

Facsimile: (503) 224-7324

Email: rkw@dunn-carney.com

Attention: Robert K. Winger

If to the Representative:

James T. Wright

425 Twilight Trail

West Linn, Oregon

Email: jimwright@verizon.net

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 12.2Exhibits and Schedules.  All Exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a particular Schedule to this Agreement shall be deemed to have been included in the other

Schedules, notwithstanding the omission of a cross reference thereto, to the extent the relevance of such matter to such other Schedules is reasonably apparent on the face of such Schedule. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole. In particular, (i) certain matters may be disclosed on Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (ii) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (iii) no disclosure in Schedules relating to any possible breach or violation of any Contract or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of any Seller’s representations and warranties contained in this Agreement. Each Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Parent or any Seller or their respective affiliates, except as and to the extent provided in this Agreement. Matters reflected in a Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such Schedules.

Section 12.3Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday or any date on which banks in Dallas, Texas are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 12.4Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. The Sellers understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the Seller Expenses) that are not paid as of the Closing Date shall be paid by Parent and deducted from the Base Purchase Price pursuant to Section 2.3.

Section 12.5Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate in any way to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related in any way to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Oregon, without reference to the choice of law or conflicts of law principles thereof.  Any action, suit or other proceeding relating to this Agreement may only be brought in any federal or state court located in Portland, Oregon as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof.

Section 12.6Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise. Any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except to the extent set forth in Sections 6.5, 11.1, 12.15 and/or Article VIII, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 12.7Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 12.8Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 12.9Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto, and the other Transaction Documents, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous and contemporaneous understandings and agreements, both written and oral, or implied understandings among them with respect to such matters.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 12.10Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.11No Strict Construction.  Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party.

Section 12.12Specific Performance.  Subject to Section 10.2, the parties agree that: (i) irreparable damage would occur if any provision of this Agreement were not performed by the parties in accordance with the terms hereof; (ii) there would be no adequate remedy at law or in damages to compensate for such performance failure; and (iii) the parties shall be entitled (without the requirement to post a bond) to an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof, in binding arbitration in accordance with Section 12.5 of this Agreement, in addition to any other remedy to which they are entitled by applicable law or in equity.

Section 12.13Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 12.14Amendments.  This Agreement may be amended, modified or supplemented by a written instrument authorized and executed on behalf of Parent and the Representative (on behalf of the Sellers) at any time with respect to any of the terms contained herein.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Except as provided in Section 12.6, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 12.15No Third Party Liability.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto.  Notwithstanding anything that may be expressed or implied in this Agreement, any Transaction Document or any document, certificate or instrument delivered in connection herewith or therewith, each party hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future direct or indirect equity holders, directors, officers, employees, incorporators, agents, attorneys, representatives, affiliates, members, managers, general or limited partners or assignees of any Seller or any former, current or future direct or indirect equity holder, director, officer, employee, incorporator, agent, attorney, representative, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Seller Affiliates”), through any Seller or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against any Seller or Seller Affiliate by the enforcement of any assessment or by any legal or equitable action or proceeding, by virtue of any law, or otherwise, except for Parent’s rights to recover from the Sellers (but not any of the Seller Affiliates) under and to the extent provided in this Agreement subject to the limitations described herein.  Recourse against the Sellers under and to the extent provided in this Agreement, subject to the limitations described herein, shall be the sole and exclusive remedy of Parent and each Parent Indemnitee against the Sellers or any Seller Affiliate in respect of any Losses, liabilities or obligations arising under, or in connection with, this Agreement, any Transaction Document or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby.  Parent hereby covenants and agrees, on behalf of itself and each Parent Indemnitee, that it and they shall not institute, and it and they shall cause their respective affiliates not to institute, any action or proceeding or bring any other claim arising under, or in connection with, this Agreement, any Transaction Document or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby against the Sellers or any Seller Affiliates except for claims against the Sellers under and to the extent provided in this Agreement, subject to the limitations described herein.

Section 12.16Representation and Confidential Information.  To the fullest extent permissible under the Oregon Rules of Professional Conduct and the law:

(a)Representation, Withdrawal and Continuation.  The parties to this Agreement acknowledge that Dunn Carney Allen Higgins & Tongue LLP (“DCA”) currently serves as counsel to both (i) the Company on the one hand, and (ii) the Representative and/or certain of the Sellers on the other hand, in each case including in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.  There may come a time, including after the consummation of the transactions contemplated by this Agreement, when the interests of the Representative and/or Sellers on the one hand, and the Company on the other hand, may no longer be aligned or when, for any reason, the Representative, DCA and/or the Company believes that DCA cannot any longer, or should no longer, represent both the Representative and/or the Sellers on the one hand and the Company on the other.  The parties understand and specifically agree that DCA may withdraw from representing the Company and continue to represent the Representative and/or the Sellers even if the interests of the Representative and/or the Sellers on the one hand and the interests of the Company on the other hand are or may be adverse, including and in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement and even though DCA may have represented the Company in a manner substantially related to such dispute, and Purchaser and the Company hereby consent to and waive any conflict of interest arising therefrom.

(b)Reservation and Protection of Confidentiality Post Closing.  Each of the parties further agrees that as to all communications occurring among DCA, the Company, the Representative and the Sellers relating to this Agreement or the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of DCA representing the Company in connection with this Agreement and the transactions contemplated hereby shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing shall belong to the Representative and/or the Sellers and shall not pass to or be claimed by the Company or any of its Affiliates.  In furtherance of the foregoing, each of the parties hereby agrees to take the steps necessary to ensure that any privilege attaching as a result of DCA representing the Company in connection with this Agreement and the transactions contemplated hereby shall survive the Closing, remain in effect and be controlled by the Representative and/or Sellers.  As to any privileged attorney-client communications between DCA on the one hand and the Company on the other hand prior to the closing date relating to this Agreement or the transactions contemplated hereby (collectively the “Privileged Communications”), Parent agrees not to, and agrees to cause the Surviving Corporation and LLC Sub, together with any of their respective Affiliates, successors or assigns, not to, access, use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing.  In addition, if the transactions contemplated by this Agreement are consummated, the Company shall have no right of access to or control over any of DCA’s records related to the transactions contemplated by this Agreement which shall become the property and be controlled by the Representative and/or the Sellers.  Furthermore, in the event of a dispute between the Representative and/or the Sellers on the one hand and the Company on the other hand, arising out of or relating to any matter in which DCA acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Representative and/or Sellers any information or documents developed or shared during the course of DCA’s representation of the Representative and/or the Sellers on the one hand and the Company on the other hand, in connection with this Agreement and the transactions contemplated thereby.

Section 12.17Charitable Seller.  Each of the parties hereto agree that the Charitable Seller shall be deemed to be a Seller for all purposes hereunder; provided, however, that the Charitable Seller shall not be deemed to make any representation or warranty hereunder, other than the representations and warranties set forth in Article IV; and provided further, that, with respect to the representations and warranties set forth in Section 4.4, the Charitable Seller shall be deemed to have made such representations and warranties solely with respect to the period of time prior to the Closing during which the Charitable Seller was the owner of record or beneficial owner of the shares of Common Stock held by the Charitable Seller as of the date hereof.  Notwithstanding anything to the contrary set forth in Article VIII, the Charitable Seller shall have no liability to indemnify any Parent Indemnitee from any against any Losses pursuant to Section 8.2 in excess of the Charitable Seller’s pro rata portion of the Base Cash Purchase Price and Base Equity Purchase Price actually received by the Charitable Seller in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

PARENT:

ENNIS, INC.

By:	/s/ Keith S. Walters
Name:	Keith S. Walters
Title:	President, Chief Executive Officer and
Chairman of the Board

MERGER SUB:

CASCADIA MERGER SUB, INC.

By:	/s/ Keith S. Walters
Name:	Keith S. Walters
Title:	President

LLC SUB:

CASCADIA MERGER SUB II LLC

By:	/s/ Keith S. Walters
Name:	Keith S. Walters
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

COMPANY:

WRIGHT BUSINESS FORMS, INC.

/s/ James T. Wright
Name:	James T. Wright
Title:	Chairman and Chief Executive Officer

REPRESENTATIVE:

/s/ James T. Wright
Name:	James T. Wright

PURCHASER REPRESENTATIVE:

/s/ James T. Wright
Name:	James T. Wright

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

SELLERS:

JAMES T. WRIGHT REVOCABLE TRUST

/s/ James T. Wright
Name:	James T. Wright
Title:	Co-Trustee

SONDRA S. WRIGHT REVOCABLE TRUST

/s/ James T. Wright
Name:	James T. Wright
Title:	Co-Trustee

WBF, LLC

/s/ James T. Wright
Name:	James T. Wright
Title:	Manager

ADKISON FAMILY TRUST

/s/ Daniel C. Adkison
Name:	Daniel C. Adkison
Title:	Co-Trustee

/s/ Susan J. Adkison
Name:	Susan J. Adkison
Title:	Co-Trustee

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

SELLERS:

/s/ Pamela Lynne Lambert
Name:	Pamela Lynne Lambert

/s/ Tracie Jo Wright
Name:	Tracie Jo Wright

/s/ Kellie Sue Lutter
Name:	Kellie Sue Lutter

/s/ Stephan Lutter
Name:	Stephan Lutter

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

CHARITABLE SELLER:

NCF CORPORATION,
as sole trustee for the NCF Charitable Trust

/s/ Dick Peterson
Name:	Dick Peterson
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Sample Closing Working Capital Statement(1)

EXHIBIT B

Articles of Merger

EXHIBIT C

Escrow Agreement

EXHIBIT D

LLC Sub Merger Agreement

EXHIBIT E

Daniel C. Adkison Noncompetition Agreement

EXHIBIT F

Stephan Lutter Noncompetition Agreement